UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Peapack-Gladstone Financial Corporation

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PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 4, 2021

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation (the “Company”) will be held online on Tuesday, May 4, 2021 at 10:00 a.m., Eastern time.  Due to the public health concerns regarding the coronavirus (COVID-19), the restrictions on in-person gatherings and to support the health and well-being of our employees, directors and shareholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.  At the meeting, shareholders will be asked to consider and vote:

1.	To elect thirteen directors to serve for a one-year term and until their successors shall have been duly elected and qualified.
2.	To approve, on a non-binding basis, the compensation of the Company’s named executive officers.
3.	To approve the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (to replace the 2012 Plan which expires in early 2022).
4.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
5.	Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 10, 2021 are entitled to receive notice of, and to vote at, the meeting.

You are urged to read carefully the attached proxy statement relating to the meeting.

Whether or not you expect to attend the virtual meeting, we urge you to exercise your right to vote as promptly as possible.

By Order of the Board of Directors

Todd M. Poland

Corporate Secretary

Bedminster, New Jersey

March 18, 2021

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED

OR VOTE BY TELEPHONE OR VIA THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2021

This Proxy Statement and our Annual Report on Form 10-K are available at

http://www.edocumentview.com/PGC

Peapack-Gladstone Financial Corporation

Proxy Statement

i

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

PROXY STATEMENT

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone” or the “Company”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held virtually on Tuesday, May 4, 2021 at 10:00 a.m., Eastern time.

Due to the public health concerns regarding the coronavirus (COVID-19), the restrictions on in-person gatherings and to support the health and well-being of our employees, directors and shareholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.

This proxy statement is first being made available to shareholders on approximately March 18, 2021.

ATTENDING THE MEETING

The annual meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the annual meeting only if you were a shareholder of record of the Company as of the close of business on March 10, 2021 (“Registered Holder”), or if you hold a valid legal proxy for the Annual Meeting if you are a beneficial holder and hold your shares through an intermediary, such as a bank or broker (“Beneficial Holder”). No physical meeting will be held.

As a Registered Holder, you will be able to attend the Annual Meeting online, submit your questions online and vote by visiting www.meetingcenter.io/203672367 and following the instructions on your Notice, proxy card, or on the instructions that accompanied your proxy materials. The password for the meeting is PGC2021.

If you are a Beneficial Holder and want to attend the Annual Meeting online (with the ability to submit your questions online and/or vote, if you choose to do so) you must submit proof of your proxy power (“Legal Proxy”) from your broker or bank reflecting your Peapack-Gladstone Financial Corporation stock holdings along with your name and e-mail address to Computershare.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 29, 2021. You will receive a confirmation of your registration by e-mail after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com

By mail: Computershare

Peapack-Gladstone Financial Corporation Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 10, 2021. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date, 18,909,194 shares of Peapack-Gladstone’s common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone’s common stock is entitled to one vote.

Delivery of Proxy Materials

The 2021 notice of annual meeting of shareholders, this proxy statement, the Company’s 2020 annual report on Form 10-K and the proxy card or voting instruction form are referred to as our “proxy materials.”  Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to certain shareholders over the Internet.  Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials (an “E-Proxy Notice”), which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website where our proxy statement and annual report are available for review, downloading and printing, and instructions on how to submit proxy votes.  The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive either a paper copy or an electronic copy of the proxy materials for future meetings.

Shareholders that have previously elected to receive proxy materials via electronic delivery will receive an e-mail with the proxy statement, annual report and instructions on how to vote.  Shareholders who previously elected to receive paper copies of the proxy materials will receive the proxy statement, annual report and instructions on how to vote by mail or via telephone or the internet.

Householding

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders.  Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written demand or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered.  To receive additional copies, you may write to or call Todd M. Poland, Corporate Secretary of Peapack-Gladstone, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921 or (908) 443-5386.  If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Todd M. Poland, Corporate Secretary at the address or telephone number above.  If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf.

Required Vote

The presence, online or by proxy, of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting.  Abstentions and broker non-votes are counted to determine a quorum. A broker non-vote occurs when a broker holding shares for a beneficial holder does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner.

The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone’s common stock voted at the meeting, whether voted online or by proxy.  This means that the nominees receiving the greatest number of votes will be elected.  Abstentions and broker non-votes will have no impact on the election of directors.

The approval (1) on a non-binding basis, of the compensation of the Company’s named executive officers, (2) of the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (to replace the 2012 Plan which expires in early 2022) and (3) of the ratification of the appointment of Crowe LLP each requires the affirmative vote of a majority of the votes cast at the meeting, whether voted online or by proxy. Abstentions and broker non-votes will have no impact on the approval of these proposals.

All shares represented by valid proxies received pursuant to this solicitation will be voted as follows, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised:

•	Proposal 1 – FOR the election of the 13 nominees for director;
•	Proposal 2 – FOR the approval, on a non-binding basis, of the compensation of the Company’s named executive officers;

•	Proposal 3 – FOR the approval of the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (to replace the 2012 Plan which expires in early 2022); and
•	Proposal 4 – FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters in their discretion.

Voting

We are offering you four alternative ways to vote your shares:

Internet.  If you wish to vote using the Internet, you can access the webpage at www.envisionreports.com/PGC and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone.  Have your proxy card available when you access the webpage.

Telephone.  If you wish to vote by telephone, call, toll free, 1-800-652-VOTE(8683) and follow the instructions.  Have your proxy card available when you call.

Mail.   If you wish to vote by mail, please sign your name exactly as it appears on your proxy card, date and mail your proxy card in the envelope provided as soon as possible.

Online at the Meeting. The method by which you vote will not limit your right to vote online at the meeting if you decide to virtually attend.  To be admitted to the Annual Meeting, you must go online to www.meetingcenter.io/203672367, enter the password PGC2021 and enter the control number found on your proxy card. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend the meeting virtually and to vote online at the meeting in person. A proxy may be revoked prior to the meeting by submitting a later-dated proxy or a written revocation to Todd M. Poland, Corporate Secretary, Peapack-Gladstone, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. A proxy may be revoked at the meeting by voting online at the meeting.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and the costs of the solicitation will be borne by Peapack-Gladstone. In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Laurel Hill Advisory Group LLC, a proxy solicitor firm. Directors, officers and employees will not be compensated for such solicitation activities. Peapack-Gladstone will pay $5,500 plus certain out of pocket costs to Laurel Hill Advisory Group LLC for its proxy solicitation services. Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone will reimburse them for their reasonable expenses incurred in forwarding the materials.

Annual Meeting Attendance

To be admitted to the Annual Meeting, you must go online to www.meetingcenter.io/203672367, enter the password PGC2021 and enter the control number found on your proxy card. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

CORPORATE GOVERNANCE

General and Corporate Governance Principles

The business and affairs of Peapack-Gladstone are managed under the direction of the Board of Directors. Members of the Board are kept informed of Peapack-Gladstone’s business through discussions with our President and CEO and Peapack-Gladstone’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of Peapack-Gladstone’s subsidiary bank, Peapack-Gladstone Bank (the “Bank”), during 2020. The Board of Directors of Peapack-Gladstone and Peapack-Gladstone Bank each held 11 meetings during 2020. During 2020, each director of Peapack-Gladstone attended no fewer than 75% of the total number of meetings of Peapack-Gladstone’s Board and meetings of committees on which such director served.

The Board has adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of Peapack-Gladstone, including:  the qualification and selection of the Board of Directors and its committees; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; director compensation; orientation and continuing education; and the evaluation of the performance of the CEO. The Corporate Governance Principles are available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is comprised of 13 directors, all of whom are independent directors under applicable NASDAQ Stock Market (“NASDAQ”) rules, except for Douglas L. Kennedy, our Chief Executive Officer. The Company maintains a Risk Committee, which, along with our Board of Directors, is responsible for overseeing the Company’s risk management. Our full Board receives and reviews a company-wide risk assessment annually. While the Risk Committee and the full Board oversee the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is appropriate for addressing the risks facing our Company. Our independent directors conduct separate executive sessions to discuss Company affairs on at least a semi-annual basis and more frequently as necessary. The Chair of the Board, who is independent, presides over these sessions. If in the future our Board Chair is not independent, our bylaws provide for the appointment of an independent lead director.

We believe that having a separate Chair and CEO, independent chairs and membership for each of our Audit, Compensation and Nominating Committees and holding executive sessions of independent directors provides the right form of leadership for our Company. Separating the Chair and CEO positions allows the CEO to better focus on his responsibilities of running the Company, enhancing shareholder growth and better positioning the Company for future growth, while our experienced independent directors provide oversight of Company operations and provides different perspectives based on the directors’ experience, oversight and expertise from outside our Company.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” in accordance with NASDAQ rules.  The Board has determined that the members of the Audit Committee are also “independent” under the heightened standards of independence under NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the members of the Compensation Committee are also “independent” under the heightened standards of independence under the NASDAQ rules. The Board’s conclusion follows a review by the Nominating Committee and management of the responses of the directors and executive officers to questions regarding employment history, transactions with the Bank, affiliations and family and other relationships.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Peapack-Gladstone fall within these categories is independent absent any other relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director:

•

A loan made by the Bank to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family member, or a loan personally guaranteed by such persons, if such loan (1) complies with state and federal regulations on insider loans, where applicable; (2) is not classified as substandard, doubtful or loss; and (3) is on customary and usual market terms and conditions.

•

A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between Peapack-Gladstone or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.

•	The employment by Peapack-Gladstone or its subsidiaries of any immediate family member of the director if the employee serves below the level of senior vice president.
•

Annual contributions by Peapack-Gladstone or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed $20,000 in any calendar year and the contribution is made in the name of Peapack-Gladstone.

•

Purchases of goods or services by Peapack-Gladstone or any of its subsidiaries from a business in which a director or his or her immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member owns five percent or less of the equity interests of that business and does not serve as an executive officer of the business.

•

Purchases of goods or services by Peapack-Gladstone, or any of its subsidiaries, from a director of a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her immediate family member or such business in the last calendar year does not exceed the greater of $60,000 or two percent of the gross revenues of the business.

•	Fixed retirement benefits paid or payable to a director either currently or on retirement.

The following categories or types of transactions, relationships or arrangements were considered by the Board in determining that each listed director is independent in accordance with the NASDAQ rules.

Independent Director	Category or Type

Susan A. Cole	Wealth Management

Anthony J. Consi, II	Loans, Deposits

Richard Daingerfield	Loans, Deposits, Wealth Management

Edward A. Gramigna	Deposits, Wealth Management

Peter D. Horst	Deposits

F. Duffield Meyercord	Loans, Deposits, Wealth Management

Philip W. Smith	Loans, Deposits, Wealth Management, Employment of Immediate Family Member*

Beth Welsh	Loans, Deposits

* Mr. Smith’s sister in-law Anne Smith was promoted to Senior Managing Director in 2017. Anne Smith is not an executive officer of the Company.

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors or the Chair, who presides over the independent director sessions:

•

Shareholders wishing to communicate with the Board of Directors or the Chair should send any communication to either the Board of Directors or the Presiding Director of Independent Director Session, Peapack-Gladstone Financial Corporation, c/o Todd M. Poland, Corporate Secretary, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.

•

The Corporate Secretary will forward such communication to the Board of Directors, the Chair or as appropriate to the particular Committee Chair, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•

The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and will regularly review all such communications with the Board, the Chair or the appropriate Committee Chair.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee, a Compensation Committee, a Nominating Committee, and a Risk Committee. The following table identifies the members of each of these Committees as of March 10, 2021.  All members of each committee are independent in accordance with the listing requirements of the NASDAQ stock market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operations.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters are available in the Governance Documents portion of the Investor Relations section of the Company’s web site (www.pgbank.com).

Director	Audit Committee	Compensation Committee	Nominating Committee	Risk Committee
Carmen M. Bowser			X	X
Susan A. Cole
Anthony J. Consi, II	X	X		X
Richard Daingerfield	X			X*
Edward A. Gramigna, Jr.	X		X*
Peter D. Horst			X
Steven A. Kass	X*			X
Douglas L. Kennedy
F. Duffield Meyercord		X*	X
Patrick J. Mullen	X			X
Philip W. Smith, III			X
Tony Spinelli		X		X
Beth Welsh	X			X
Number of meetings in 2020	8	5	1	6

* Chairperson

Audit Committee

The Board of Directors has determined that Messrs. Consi and Kass meet the SEC criteria of an “audit committee financial expert.”

The Audit Committee charter provides the Audit Committee with the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. Other responsibilities of the Audit Committee include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors, Peapack-Gladstone’s interim and year-end operating results, including earnings releases; considering the appropriateness of the internal accounting and auditing procedures of Peapack-Gladstone; considering our outside auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Internal Audit Department of Peapack-Gladstone; reviewing audit reports prepared by any outside firm that may conduct internal audit functions for Peapack-Gladstone; and reviewing the response of management to those reports. The Audit Committee reports to the full Board pertinent matters coming before it.

Compensation Committee

The Compensation Committee recommends to the independent members of the Board the CEO’s compensation, sets specific compensation for executive officers (other than the CEO) and ratifies general compensation levels for all other officers and employees. It also administers our long-term stock incentive plans and makes awards under those plans. The Compensation Committee also recommends Board compensation. In setting compensation levels, the Compensation Committee undertakes a thorough analysis and consideration of overall Company performance, individual job performance, the overall need of the Company to attract, retain and incent executive talent, the total cost of the compensation programs, and peer compensation.

The Compensation Committee has the authority to and responsibility for the appointment, retention, compensation and oversight of compensation consulting and advisory firms as it deems appropriate to its role. In 2020, the Compensation Committee engaged the services of McLagan, part of the rewards solutions practice at Aon PLC, an independent compensation consulting firm specializing in executive compensation, which provided an updated competitive market analysis and peer group data. McLagan reports directly to the Compensation Committee and carries out its responsibilities to the Compensation Committee in coordination with the Human Resources Department as requested by the Compensation Committee.

Risk Committee

The Risk Committee provides oversight and guidance for the Bank’s Enterprise Risk Management initiatives, including risk governance structure, risk management and risk assessment guidelines and policies regarding policies, procedures and market, credit, operational, liquidity and reputational risks, and the Bank’s risk tolerance.  Risk assessment and risk management are the responsibility of the Bank’s management.  The Committee’s responsibility consists of oversight and review.

Nominating Committee

The Nominating Committee reviews the qualifications of and recommends to the Board candidates for election as directors of Peapack-Gladstone and the Bank, recommends committee assignments, and discusses management succession for the Chair and the CEO positions. The Nominating Committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Conflict of Interest Policy. The Nominating Committee reviews recommendations from shareholders regarding director candidates and any shareholder proposals. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.”

Nomination of Directors

Nominations for director may be made only by the Board of Directors, a committee of the Board or by a shareholder of record. The Board of Directors has established minimum criteria for members of the Board, which include:

•	Stock ownership in compliance with the Company’s stock ownership guidelines.
•	Being respected members of their communities and of high ethical and moral standards and having sound personal finances.
•	Not serving on the board of directors of any other bank that serves the same market area as Peapack-Gladstone.
•	An appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board.
•

If the Committee deems it applicable, whether the candidate is able to read and understand fundamental financial statements and considered to be financially sophisticated as described in the NASDAQ rules, or considered to be an audit committee financial expert as defined pursuant to the SEC rules.

•	Whether the candidate would be considered independent under the NASDAQ rules.
•	Demonstrated character and reputation, both personal and professional.
•	Willingness to apply sound and independent business judgment.
•	Ability to work productively with the other members of the Board.
•	Availability for the substantial duties and responsibilities of a Peapack-Gladstone director.

The Nominating Committee considers diversity of experience, both of the individual under consideration and of the Board as a whole, as a factor in identifying nominees for director. In accordance with the Company’s Corporate Governance Principles, in assessing candidates for nomination, the Nominating Committee considers, among other factors, the candidate’s independence, diversity, skills and experience in the context of the needs of the Board.

The Nominating Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee must submit such director candidate recommendations to the Committee, c/o the Corporate Secretary, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921, in writing, not less than 120 nor more than 150 days prior to the first anniversary date of the prior year’s annual meeting.  For our annual meeting in 2021, we must have received this notice between December 6, 2020 and January 5, 2021.   To ensure that a shareholder wishing to propose a candidate for consideration by the Committee has a significant stake in the Company, to qualify for consideration by the Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request.  In addition, the Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate.  Shareholders who wish to nominate a director must also follow the requirements in our bylaws. For information regarding shareholder nominations of director candidates, see “Shareholder Proposals” below.

You can obtain a copy of our policy regarding shareholder recommendations for director candidates by writing to Todd M. Poland, Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921.

Hedging Policy

                The Company has not adopted a policy regarding the ability of officers, directors and employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities.

Code of Business Conduct and Conflict of Interest Policy

Peapack-Gladstone maintains a Code of Business Conduct and Conflict of Interest Policy, which applies to all of Peapack-Gladstone’s directors, officers and employees. The Code of Business Conduct and Conflict of Interest Policy is available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com. Peapack-Gladstone will disclose any substantive amendments to or waiver from provisions of the Code of Business Conduct and Conflict of Interest Policy on its website as may be required and within the time period specified under applicable SEC and NASDAQ rules.

DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee directors of Peapack-Gladstone in 2020. Douglas L. Kennedy, as a full-time employee, was not compensated for his service rendered as a director.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Carmen M. Bowser	$51,000	$44,997	$95,997
Susan A. Cole	35,800	44,997	80,797
Anthony J. Consi, II	83,000	44,997	127,997
Richard Daingerfield	109,000	69,996	178,996
Edward A. Gramigna, Jr.	96,700	64,996	161,696
Peter D. Horst	36,000	44,997	80,997
Steven A. Kass	117,000	79,995	196,995
F. Duffield Meyercord	160,000	150,004	310,004
Patrick J. Mullen	68,000	44,997	112,997
Philip W. Smith, III	36,000	44,997	80,997
Tony Spinelli	64,000	44,997	108,997
Beth Welsh	68,000	44,997	112,997

(1)

In 2020, Peapack-Gladstone paid its directors a $10,000 annual retainer for service on the Board, $1,200 and $900 each for Nominating and Trust committee meetings attended, respectively, and $2,000 for each regular Board, Executive or other committee meeting they attend. The Chair received an additional $75,000 annual retainer.  The Audit Committee Chair received an additional $25,000 annual retainer, the Risk Committee Chair received an additional $15,000 annual retainer and the Nominating Committee Chair received an additional $10,000 annual retainer.

(2)

The following table represents the number of restricted shares awarded to each director during 2020, the grant date fair market value of these awards computed in accordance with ASC 718 and the aggregate number of options or restricted stock outstanding at December 31, 2020, for each of the following directors.

Name	Number of Shares of Restricted Stock Awarded in 2020	Grant Date Fair Market Value of Stock Awarded (a)	Aggregate Number of Options Outstanding at 12/31/2020	Aggregate Number of Restricted Stock Shares/Units Outstanding at 12/31/2020
Carmen M. Bowser	3,348	$44,997	-	3,348
Susan A. Cole	3,348	44,997	-	3,348
Anthony J. Consi, II	3,348	44,997	-	3,348
Richard Daingerfield	5,208	69,996	-	5,208
Edward A. Gramigna, Jr.	4,836	64,996	2,500	4,836
Peter D. Horst	3,348	44,997	-	3,348
Steven A. Kass	5,952	79,995	-	5,952
F. Duffield Meyercord	11,161	150,004	5,000	11,161
Patrick J. Mullen	3,348	44,997	-	3,348
Philip W. Smith, III	3,348	44,997	5,000	3,348
Tony Spinelli	3,348	44,997	-	3,348
Beth Welsh	3,348	44,997	-	3,348

(a)	Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718 and are based on the Peapack-Gladstone stock price on the date of grant of $13.44.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth as of March 1, 2021 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than five percent of the outstanding common stock of Peapack-Gladstone.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock Inc. (1) 55 East 52d Street New York, NY 10055	1,636,179	8.67%

Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, TX 78746	1,264,905	6.70%

James M. Weichert (3) 1625 State Highway 10 Morris Plains, NJ 07950	1,070,480	5.67%

Entities affiliated with The Banc Funds Company LLC (4) 20 North Wacker Drive Chicago, IL 60606	1,014,374	5.37%
(1)	Based on a Schedule 13G/A filed with the SEC on January 29, 2021.
(2)	Based on a Schedule 13G filed with the SEC on February 16, 2021.
(3)	Based on a Schedule 13D/A filed with the SEC on April 30, 2014.
(4)	Based on a Schedule 13G/A filed with the SEC on February 8, 2021.

Stock Ownership of Directors and Executive Officers

The following table sets forth as of March 1, 2021 the number of shares of Peapack-Gladstone’s common stock, beneficially owned by each of the directors and the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the “named executive officers”) pursuant to the regulations of the SEC, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
John P. Babcock	87,914	(3)	*
Carmen M. Bowser	5,109	(4)	*
Jeffrey J. Carfora	112,270	(5)	0.59
Dr. Susan A. Cole	5,332	(6)	*
Anthony J. Consi, II	105,434	(7)	0.56
Richard Daingerfield	13,576	(8)	*
Edward A. Gramigna, Jr.	15,478	(9)	*
Peter D. Horst	4,174	(10)	*
Steven A. Kass	8,658	(11)	*
Douglas L. Kennedy	189,872	(12)	1.01
F. Duffield Meyercord	108,969	(13)	0.58
Patrick J. Mullen	2,014	(14)	*
Robert Plante	19,532	(15)	*
Gregory M. Smith	5,753	(16)
Philip W. Smith, III	67,497	(17)	*
Anthony Spinelli	5,139	(18)	*
Beth Welsh	8,321	(19)	*
All directors and executive officers as a group (28 persons)	1,035,528	(20)	5.49%

*	Less than one-half of one percent
(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting or investment power. It also includes shares owned (1) by a spouse, minor children or by relatives sharing the same home, (2) by entities owned or controlled by the named person and (3) all shares over which the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record or beneficially by the named person.

(2)

The number of shares of common stock used in calculating the percentage of the class owned by all directors and executive officers as a group includes 18,878,890 shares of common stock outstanding as of March 1, 2021, 160,735 restricted stock units vesting within 60 days, and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2021.

(3)

Includes 6,517 shares allocated under Peapack-Gladstone’s 401(k) Plan, 12,935 shares held through a Rabbi Trust pursuant to a non-qualified deferred compensation plan, and 21,382 shares of restricted stock units.

(4)	Includes 2,035 shares held through a Rabbi Trust pursuant to a non-qualified deferred compensation plan and 1,674 shares of restricted stock units.
(5)	Includes 1,258 shares allocated under Peapack-Gladstone’s 401(k) Plan, 6,576 shares purchased under the Employee Stock Purchase Plan, and 13,467 shares of restricted stock units.
(6)	Includes 1,674 shares of restricted stock units.
(7)	Includes 1,674 shares of restricted stock units.
(8)	Includes 2,604 shares of restricted stock units.
(9)

Includes 3,853 shares held through a Rabbi Trust pursuant to a non-qualified deferred compensation plan, 2,418 shares of restricted stock units and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2021.

(10)	Includes 1,674 shares of restricted stock units.
(11)	Includes 2,500 shares owned by a family partnership and 1,000 shares owned by Mr. Kass’ wife, and 2,976 shares of restricted stock units.
(12)

Includes 17,993 shares allocated under Peapack-Gladstone’s 401(k) Plan, 42,479 shares held through a Rabbi Trust pursuant to a non-qualified deferred compensation plan, 6,552 shares purchased under the Employee Stock Purchase Plan, and 27,986 shares of restricted stock units.

(13)	Includes 5,580 shares of restricted stock units and 5,000 shares purchasable pursuant to options exercisable within 60 days of March 1, 2021.
(14)	Includes 1,674 shares of restricted stock units.
(15)

Includes 209 shares allocated under Peapack-Gladstone’s 401(k) Plan, 7,081 shares held through a Rabbi Trust pursuant to a non-qualified deferred compensation plan, 1,506 shares purchased under the Employee Stock Purchase Plan, and 8,746 shares of restricted stock units.

(16)	Includes 2,926 shares of restricted stock units and 1,014 shares purchased under the Employee Stock Purchase Plan.
(17)

Includes 8,418 shares owned by Mr. Smith’s wife, 1,335 shares owned by Mr. Smith’s management company, 1,674 shares of restricted stock units, and 5,000 shares purchasable pursuant to options exercisable within 60 days of March 1, 2021.

(18)	Includes 1,674 shares of restricted stock units.
(19)	Includes 1,674 shares of restricted stock units.
(20)	Includes 160,735 shares of restricted stock units vesting within 60 days, and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2021.

Stock Ownership Guidelines

The Company maintains Stock Ownership Guidelines, which apply to the Board of Directors, the Chief Executive Officer and the executive officers of the Company and impose the following requirements:

•	All new members elected to the Board must own a minimum of $10,000 in Company stock at the time of his or her appointment;
•	Directors must maintain five times the amount of the annual Company Board retainer for service on the Board;
•	The Chief Executive Officer must maintain three times his or her base salary in Company stock; and
•	Executive officers must maintain one time his or her base salary in Company stock.

Individuals can count shares owned in a Company benefit plan towards the stock ownership requirement.  There is no set compliance period to meet the guidelines, with the exception of the minimum ownership requirement applicable to new Board members, which must be met at the time of a new Board member’s appointment.  However, until the guidelines are achieved, individuals will be required to retain 100% of any net shares received through a Company grant under the 2012 Long-Term Incentive Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has 13 members. Peapack-Gladstone’s Nominating Committee has recommended to the Board that the 13 current directors be re-elected for one-year terms expiring at Peapack-Gladstone’s 2021 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board may be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is unavailable for election or will not serve if elected.

Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

The following table sets forth the names and ages of the Board’s nominees for election, the nominees’ positions with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. In addition, described below is each director nominee’s particular experience, qualifications, attributes or skills that have led the Board to conclude that the person should serve as a director.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
Carmen M. Bowser	66	2017

Retired; former Managing Vice President, Commercial Real Estate Division, Capital One Bank. Ms. Bowser is qualified to serve on the Board of Directors because of her extensive experience in the commercial real estate market, which includes serving as Managing Vice President, Commercial Real Estate Division at Capital One Bank and as

Managing Director for Prudential Mortgage Capital Company. Her expertise and leadership experience is invaluable to the oversight of the Bank’s real estate portfolio.

Dr. Susan A. Cole	78	2014

President of Montclair State University.  Dr. Cole is qualified to serve on the Board of Directors because of her 22 years as President of Montclair State University (the second largest university in New Jersey, with approximately 20,000 students), which provides invaluable experience in the oversight of Bank operations.

Anthony J. Consi, II	75	2000

Retired; previously Senior Vice President of Finance and Operations, Weichert Realtors. Mr. Consi is qualified to serve on the Board of Directors because of his 15 years of public accounting experience at Coopers & Lybrand and his 22 years of finance and operations leadership at Weichert Realtors.

Richard Daingerfield	67	2014

Retired; Executive Vice President and General Counsel of Citizens Financial Group, Inc., Boston, Massachusetts from 2010 to 2014.  Mr. Daingerfield is qualified to serve on the Board of Directors because of his expertise in corporate governance, executive management, risk management, corporate banking and commercial banking. His broad legal experience in all aspects of commercial and retail banking, including international and domestic private banking, are invaluable to his role as Risk Committee Chair.

Edward A. Gramigna, Jr.	60	2012

Partner and Member of the Management Board of Faegre Drinker Biddle & Reath LLP. Mr. Gramigna is qualified to serve on the Board of Directors because of his 31 years of experience in trust, estate planning and estate administration, which is invaluable in the oversight of our wealth management division.

Peter D. Horst	59	2019

Mr. Horst was named Chief Executive Officer of PSB, a global research-based consultancy. Previously, he had over 31 years of marketing leadership experience as a Chief Marketing Officer across diverse industries in consumer and business products, services and technology for market leaders such as General Mills, US West, Hershey, Capital One and Ameritrade. Mr. Horst is qualified to serve on the Board of Directors because of his extensive marketing experience, which will be invaluable in introducing our expanding wealth management brand to new markets.

Steven A. Kass	64	2018

Retired; Previously senior partner of KPMG from 2014 to 2016.  Mr. Kass was Chief Executive Officer of Rothstein Kass, an accounting firm that specialized in audit, tax and advisory services to hedge fund, private equity and venture capital clients, before it was sold to KPMG in 2014. Mr. Kass is qualified to serve on the Board of Directors and as Audit Committee Chair because of his public company accounting and management level experience.

Douglas L. Kennedy Chief Executive Officer	64	2012

President and CEO of Peapack-Gladstone and the Bank since 2012. Prior to joining the Company, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy, who began his career in commercial banking in 1978, is qualified to serve on the Board of Directors because of his over 43 years of commercial banking experience, demonstrated business leadership, judgment and vision.

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
F. Duffield Meyercord Chairman	74	1991

Chairman of the Board of Peapack-Gladstone and the Bank; Managing Partner of Carl Marks Advisory Group, LLC; President, Meyercord Advisors, Inc. Mr. Meyercord is qualified to serve on the Board of

Directors because of his 45 years of experience in directing strategic projects and providing operational advisory services to numerous businesses, which is invaluable to the Board’s oversight of corporate strategy.

Patrick J. Mullen	75	2019

Retired: Previously served as the Director of Banking, State of New Jersey, for the New Jersey Department of Banking and Insurance. Mr. Mullen was responsible for the examination and supervision of all state-chartered banks and credit unions and state-licensed non-bank financial institutions. Mr. Mullen is qualified to serve on the Board of Directors because of his financial services background, which provides invaluable oversight of Bank operations.

Philip W. Smith, III	65	1995

President, Phillary Management, Inc., a real estate management company. Mr. Smith is qualified to serve on the Board of Directors because of his 33 years of experience in commercial real estate agency and management, which is invaluable to the Board’s oversight of the Company’s real estate loan portfolio.

Tony Spinelli	53	2017

Mr. Spinelli is currently Chief Information Officer for Urban One, a multi-media company. Mr. Spinelli also served as Senior Vice President, Chief Information Security Officer, Capital One Bank and as Chief Operating Officer and President, Cyberdivision for Fractal Industries, Inc. Mr. Spinelli is qualified to serve on the Board of Directors because of his expertise in cybersecurity, security engineering and compliance, which provides insight into emerging threats to the Company and our clients.

Beth Welsh	62	2012

General Manager of Bassett Associates, a real estate management company in Summit, New Jersey.  Ms. Welsh is qualified to serve on the Board of Directors because of her 25 years of experience in the commercial real estate market as well as her past banking experience, which is invaluable to the Board’s oversight of the Bank’s real estate lending and small business banking.

The members of our Board of Directors collectively demonstrate appropriate leadership skills, experience and judgment in areas that are relevant to our business. We believe that their collective ability to challenge and stimulate management and their dedication to the affairs of the Company serve the interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

DIRECTORS INCLUDED IN PROPOSAL 1.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder of Peapack-Gladstone, the opportunity to endorse or not endorse the compensation for our named executive officers.

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), shareholders were provided an opportunity to approve on an advisory, or non-binding basis, the compensation of our named executive officers. Accordingly, we are asking you to vote on the compensation of Peapack-Gladstone’s named executive officers as described under the section “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The following summarizes the backgrounds of the named executive officers.

•

Douglas L. Kennedy joined the Bank in October 2012 as Chief Executive Officer. He is a career banker with over 43 years of commercial banking experience. Previously, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy has a Bachelor’s Degree in Economics and an M.B.A. from Sacred Heart University in Fairfield, Connecticut.

•

Jeffrey J. Carfora joined the Bank in April 2009 as Chief Financial Officer having previously served as a Transitional Officer with New York Community Bank from April 2007 until January 2008 as a result of a merger with PennFed Financial Services Inc. and Penn Federal Savings Bank (collectively referred to as “PennFed”).  Prior to the merger, Mr. Carfora served as Chief Operating Officer of PennFed from October 2001 until April 2007 and Chief Financial Officer from December 1993 to October 2001. Mr. Carfora has 40 years of experience, including 38 years in the banking industry. Mr. Carfora has a Bachelor’s Degree in Accounting and an M.B.A. in Finance, both from Fairleigh Dickinson University and is a Certified Public Accountant.

•

Robert A. Plante joined the Bank in March 2017 as Chief Operating Officer. Mr. Plante previously served as Chief Operating Officer at Israel Discount Bank New York. Mr. Plante also served as Chief Information Officer at CIT Group and also held senior leadership positions at GE Capital Global Consumer Finance and with the Geary Corporation, a privately held IT consulting company. Mr. Plante has a Bachelor of Science in Business Administration in Finance, from the University of Vermont.

•

John P. Babcock joined the Bank in March 2014 as Senior Executive Vice President of the Bank and President of Private Wealth Management.  Mr. Babcock has 40 years of experience in commercial and wealth management/private bank businesses in New York City and regional markets.  Prior to joining the Bank, Mr. Babcock was the managing director of the Northeast Mid-Atlantic region for the HSBC Private Bank.  Mr. Babcock graduated from Tulane University’s A.B. Freeman School of Business and has an M.B.A. from Fairleigh Dickinson University.  Mr. Babcock holds FINRA Series 7, 63 and 24 securities licenses.

•

Gregory M. Smith joined the Bank in April 2019 as Executive Vice President, Head of Commercial Banking. Mr. Smith was promoted to President of Commercial Banking in January 2021 and oversees commercial banking across the organization including: C&I, commercial real estate and multifamily lending, equipment finance, investment banking and corporate advisory, the Bank’s platinum service team and professional services group, residential lending, the small business administration team, and treasury management and escrow services. Prior to joining the Bank, Mr. Smith served as group sales executive for the Northeast and Mid-Atlantic regions for Capital One Bank and was also a senior regional vice president for Summit Bank.  Mr. Smith has a Bachelor of Science in Finance from Fairleigh Dickinson University and an M.B.A in Business Administration from Rider University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:
APPROVAL OF THE PEAPACK-GLADSTONE FINANCIAL CORPORATION

2021 LONG-TERM INCENTIVE PLAN (TO REPLACE THE 2012 PLAN WHICH EXPIRES IN EARLY 2022)

Our Board of Directors has adopted, subject to stockholder approval, the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (the “2021 Incentive Plan”).  The purpose of the 2021 Incentive Plan is to provide additional incentives for our officers, employees, directors to promote our growth and performance and to further align their interests with those of our stockholders. If the 2021 Incentive Plan is approved by stockholders, no more awards will be granted under the Peapack-Gladstone Financial Corporation 2012 Long-Term Incentive Plan (the “Prior Plan”), which is the only existing equity plan of Peapack-Gladstone.

If our shareholders do not approve the 2021 Incentive Plan, Peapack-Gladstone expects that in less than one year it could have insufficient number of shares available to make equity-based compensation a meaningful part of our officers’ and employees’ overall compensation.  As such, we believe our ability to retain and attract talented employees and to execute our growth plan will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to those individuals. Additionally, we would have to consider providing additional cash compensation to our officers and employees to maintain competitive levels of compensation, thereby diminishing our ability to align compensation with the long-term interests of shareholders.

Governance Highlights of the 2021 Incentive Plan

The 2021 Incentive Plan incorporates certain governance best practices, including

•

Minimum Vesting.  Minimum vesting period of one year from the date of grant for all awards granted under the 2021 Incentive Plan, except under certain limited circumstances and with permitted exceptions up to 5% of the share reserve.

•

No Single-Trigger for Vesting of Awards Upon a Change in Control.   The 2021 Incentive Plan does not provide for vesting of time-based vesting awards based solely on the occurrence of a change in control for awards assumed by a surviving entity, without an accompanying involuntary termination of service (including a termination for good reason).

•	Dividends on Unvested Awards Not Paid Until Vesting. Dividends on unvested awards will be withheld and paid to participants only after the underlying awards have vested.

•

No Cash-Out or Repricing of Underwater Options.  No repricing of stock options and no cash buyout of underwater stock options without stockholder approval, except for adjustments with respect to a change in control or an equitable adjustment in connection with certain corporate transactions.

•	Awards Subject to Clawback. Awards granted under the 2021 Incentive Plan are subject to clawback based on inaccurate financial statements.

•

Limits on Grants to Directors. The maximum grant date fair value of equity awards that may be awarded to a non-employee director under the 2021 Incentive Plan during one fiscal year is limited so that the value of such equity awards, taken together with any cash fees paid to such non-employee director for his or her service during such fiscal year, do not exceed $450,000 in total value.

•

No Liberal Share Recycling. The 2021 Incentive Plan provides that to the extent (i) a stock option is exercised by using an actual or constructive exchange of shares of stock to pay the exercise price or (ii) shares are withheld to satisfy applicable tax withholdings related to an award, then, the number of shares of stock available shall be reduced by the gross number of shares issued with respect to an award rather than by the net number of shares issued.

•	No excise tax gross-ups.

Summary of the 2021 Incentive Plan

The following is a summary of the material features of the 2021 Incentive Plan, which is qualified in its entirety by reference to the provisions of the 2021 Incentive Plan, attached hereto as Exhibit A.

Administration

The 2021 Incentive Plan will be administered by the Committee, consisting solely of two (2) or more non-employee directors (as defined in Rule 16b-3 of Exchange Act, as amended). The Committee will have the power to identify each officer, key employee or director qualified to receive an option or award (an “optionee” or “grantee,” respectively) and determine the number of shares subject to each option or award, the date of grant and the terms and conditions governing the option or award provided, however, that all grants to directors must be approved by the Board of Directors.  The Committee will also be charged with the responsibility of interpreting the 2021 Incentive Plan and making all administrative determinations.

Approval of the 2021 Incentive Plan by the stockholders authorizes the Committee to determine the number of awards to be granted to non-employee directors, subject to the individual limitations in the 2021 Incentive Plan as set forth therein and discussed further below.

The closing sale price of Peapack-Gladstone’s common stock as reported on the NASDAQ Global Select Market on _______, 2021 was $_________.

Eligibility

Officers and other key employees (“eligible employees”) and directors of Peapack-Gladstone or its subsidiaries are eligible to receive awards under the 2021 Incentive Plan, except that non-employees may not be granted incentive stock options.  The Committee has the sole authority to determine the eligible employees and directors who will be granted an award under the 2021 Incentive Plan.

Number of Shares Authorized

The 2021 Incentive Plan authorizes the issuance to participants of up to 500,000 shares of Peapack-Gladstone’s common stock (the “Share Limit”) pursuant to grants of restricted stock, restricted stock units, stock options, including incentive stock options and non-qualified stock options, and stock appreciation rights any of which may vest based either on the passage of time or achievement of performance, or a combination of each.

If any award granted under the 2021 Incentive Plan expires, terminates, is canceled or is forfeited without being settled or exercised or is settled without the issuance of shares of common stock, shares of Peapack-Gladstone common stock subject to such award will be made available for future grant under the 2021 Incentive Plan.  If any shares are surrendered or tendered to pay the exercise price of a stock option, such shares will not again be available for grant under the 2021 Incentive Plan.  In addition, shares of common stock withheld in payment for purposes of satisfying tax withholding obligations with respect to an award do not become available for re-issuance under the 2021 Incentive Plan.

The following table includes more specific information regarding outstanding equity awards issued under our Prior Plan as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance Under Plan
Equity compensation plans approved by security holders	50,660	$13.59	1,499,056
Total	50,660	$13.59	1,499,056

Limitations

The 2021 Incentive Plan includes the following limitations:

•

The maximum number of shares that may be covered by awards to any non-employee director during a single fiscal year shall be limited so that the value of such awards, taken together with any cash fees paid to such non-employee director, in respect of his or her service during such year (including services as a member or chair of any committees of the noard) do not exceed $450,000 in total value (calculating the value of any such awards based on their grant date fair value for financial reporting purposes).

•

No more than a number of shares of Peapack-Gladstone’s common stock equal to the Share Limit determined as of the date on which the 2021 Incentive Plan is approved by our stockholders may be issued in aggregate as incentive stock options under the 2021 Incentive Plan.

Adjustments

In the event of a corporate transaction involving the stock of Peapack-Gladstone, such as a recapitalization, stock dividend, extraordinary cash dividend or a stock split, the number of shares covered by awards then outstanding under the 2021 Incentive Plan, the limitation on awards under the 2021 Incentive Plan and/or the exercise price of outstanding stock options and other equitable substitutions or adjustments will be made proportionally and uniformly to reflect such corporate transaction, as applicable.

Types of Awards and Terms and Conditions

The Committee may determine the type and terms and conditions of awards under the 2021 Incentive Plan, which will be set forth in an award agreement delivered to each participant.  Each award will be subject to the conditions established by the Committee as set forth in the recipient’s award agreement and will be subject to vesting conditions and restrictions as determined by the Committee. Awards may be granted as incentive and non-qualified stock options, stock appreciation rights, restricted stock awards or restricted stock units any of which may vest based either on the passage of time or achievement of performance, as follows:

Stock Options. A stock option is the right to purchase shares of common stock at a specified price for a specified period of time.

•

The exercise price may not be less than the fair market value of a share of our common stock (which is defined as the closing sales price as reported on the Nasdaq Stock Market) on the date the stock option is granted.

•	The Committee may not grant a stock option with a term that is longer than 10 years.

•

Stock options are either “incentive” stock options or “non-qualified” stock options.  Incentive stock options have certain tax advantages that are not available to non-qualified stock options and must comply with the requirements of Section 422 of the Internal Revenue Code (the “Code”).  Only employees are eligible to receive incentive stock options. Non-employee directors may only receive non-qualified stock options under the 2021 Incentive Plan.

•

Shares of common stock purchased upon the exercise of a stock option must be paid for at the time of exercise and may paid either by cash or check, by tendering of shares (at their market value on the date of exercise), through “net settlement” using a portion of the shares obtained on exercise in payment of the exercise price (and if applicable, any tax withholdings), through a brokered-assisted cashless exercise mechanism as approved by the Committee or by such other property deemed acceptable by the Committee.

•	Under no circumstances will Peapack-Gladstone buy back underwater stock options granted under the 2021 Incentive Plan without stockholder approval.

•	The 2021 Incentive Plan expressly prohibits repricing of stock options without stockholder approval, except for an equitable adjustment in connection with certain corporate transactions.

Restricted Stock. A restricted stock award is a grant of shares of company common stock to a participant for no consideration (or such minimum consideration as may be required by applicable law) that is subject to certain restrictions as may be determined by the Committee for a specified period.

•	Restricted stock awards may be granted only in whole shares of common stock.

•	Prior to vesting, recipients of a restricted stock award are entitled to vote the shares of restricted stock during the restricted period.

•

No dividends on unvested restricted stock awards, whether subject to a time-based vesting schedule or performance-based vesting conditions, will be paid to the participant that has been granted the restricted stock award unless and until the participant vests in the restricted stock award.

Restricted Stock Units. Restricted stock units may be denominated in shares of common stock and are similar to restricted stock awards except that no shares of common stock are actually issued to the award recipient at the time of grant of a restricted stock unit.  Rather, the restricted stock units are settled, at the discretion of the Committee at the time of grant, when the units are earned or at a later date.

•

Restricted stock units granted under the 2021 Incentive Plan may be settled in shares of our common stock, or in the sole discretion of the Committee determined at the time of final settlement in cash or a combination of cash and our common stock, subject to vesting conditions and other restrictions set forth in the 2021 Incentive Plan or the award agreement.

•	Participants have no voting rights with respect to any restricted stock units granted under the 2021 Incentive Plan.

•

In the sole discretion of the Committee, exercised at the time of grant, dividend equivalent rights may be paid on restricted stock units.  Dividend equivalent rights shall be paid when the restricted stock unit, including restricted stock units subject to performance-based vesting conditions, vests or is settled, or at the same time as the shares subject to such restricted stock unit are distributed to the Participant.

Stock Appreciation Rights.   A stock appreciation right is the right to receive a payment of either cash or shares of our common stock in an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the stock appreciation right over the fair market value of the common stock on the date of grant of the stock appreciation right.  The total number of shares that may be acquired upon the exercise of a stock appreciation right will be rounded down to the nearest whole share.  Stock appreciation rights may be granted in tandem with the grant of stock options, and are exercisable on the same conditions as the related stock option that is granted simultaneously.  The exercise of a tandem stock appreciation right cancels the related stock option and the exercise of the related stock option cancels the tandem stock appreciation right.

Performance Awards.   The Committee may grant any award under the 2021 Incentive Plan in the form of a performance award by conditioning the vesting of the award on the satisfaction of certain performance goals of Peapack-Gladstone and/or the participant.

Cash-Based Awards.  The Committee is authorized to grant cash-based awards denominated in cash in such amounts and subject to such terms and conditions as established by the Committee.  Each such cash-based award will specify a payment amount, payment range or value determined with respect to the fair market value of the shares, as determined by the Committee.

Performance Measures

The performance measures can include, but are not limited to: earnings, earnings growth, earnings per share, stock price (including growth measures and total shareholder return), improvement of financial ratings, internal rate of return, market share, cash flow, operating income, operating margin, net profit after tax, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, gross profit, operating profit, cash generation, revenues, asset quality, return on equity, return on assets, return on operating assets, cost saving levels, efficiency ratio, net income, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, book value or tangible book value, or shareholder return, or any combination of these or other measures.

The performance goals may be described in terms of objectives that are related to the individual grantee or objectives that are company-wide or related to a subsidiary, division, department, region, branch, function or business unit and may, but need not be, measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, measured in terms of company performance (or performance of the applicable subsidiary, division, department, region, branch, function or business unit) or measured relative to selected peer companies or a market index. Any performance goals that are financial metrics, may be determined in accordance with Generally Accepted Accounting Principles ("GAAP"), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

When the Committee determines whether a performance goal has been satisfied for any period, the Committee may include or exclude unusual, infrequently occurring or non-recurring charges, asset write downs, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition or disposition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

Vesting of Awards

•	The Committee shall specify the vesting schedule or conditions of each award.
•

Awards made under the 2021 Incentive Plan are subject to a minimum vesting period of one year from the date of grant, provided, however, that the following awards would not be subject to the one year minimum vesting requirement: (1) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction; (2) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (3) up to 5% of the available share reserve authorized for issuance under the 2021 Incentive Plan.

•

Notwithstanding the foregoing, vesting (including the reduction or elimination of any restrictions) and exercisability of awards are accelerated upon death, disability or involuntary termination without cause at or following a change in control.

Change in Control

The 2021 Incentive Plan uses a double trigger change in control feature, providing for an acceleration of vesting upon an involuntary termination of employment or service simultaneous with or within two years following a change in control.  Also, if an acquiring corporation fails to assume awards granted under the 2021 Incentive Plan (other than performance-based awards, addressed below), such awards will vest immediately upon the effective time of a change in control.

•

At the time of an involuntary termination of service within two years following a change in control, all stock options then held by the participant shall become fully earned and exercisable (subject to the expiration provisions otherwise applicable to the stock option). All stock options may be exercised for a period of three year following the participant’s involuntary termination of service, provided, however, that no stock option shall be eligible for treatment as an incentive stock option in the event such stock option is exercised more than three months following involuntary termination of service.

•

At the time of an involuntary termination of service within two years following a change in control, all time-based awards of restricted stock and restricted stock units shall become earned and fully vested immediately.

•

Unless otherwise provided in an award agreement (which may provide for full payout level of the awards, subject to the satisfaction of certain performance criteria set forth in the award agreement), the payout level under all of the participants’ performance-based awards will be deemed to have been earned as of the date of termination (or date of change in control if the awards are not assumed by the surviving entity) based upon achievement of all relevant performance goals at target level, or at a level in excess of target in the Committee’s discretion, and a pro-rata portion of the performance awards will be distributed.

Awards Subject to Clawback Policy

Awards granted under the Plan are subject to clawback if Peapack-Gladstone is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of misconduct with any financial reporting requirement under the federal securities laws and the forfeiture provisions of the Sarbanes-Oxley Act of 2002 apply.  Awards may also be subject to clawback under any other clawback policy adopted by Peapack-Gladstone from time to time, whether pursuant to the Dodd-Frank Act or otherwise.

Amendment and Termination

Our board of directors may amend or terminate the 2021 Incentive Plan or any award granted under the 2021 Incentive Plan. However, except as provided in the 2021 Incentive Plan, no amendment or termination may adversely impair the rights of an outstanding award without the participant’s (or affected beneficiary’s) written consent. The board of directors may not amend the 2021 Incentive Plan to allow repricing of a stock option, materially increase the aggregate number of securities that may be issued under the 2021 Incentive Plan (other than as provided in the 2021 Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the 2021 Incentive Plan, without approval of stockholders. Notwithstanding the foregoing, the board may, without stockholder approval, amend the 2021 Incentive Plan at any time, retroactively or otherwise, to ensure that the Plan complies with current or future law and our board of directors may unilaterally amend the 2021 Incentive Plan and any outstanding award, without participant consent, in order to conform to any changes in the law or any accounting pronouncement or interpretation thereof.

Duration of Plan

The 2021 Incentive Plan will have a term of ten years following the date on which it is approved by the stockholders, and no awards may be granted after that date.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the 2021 Incentive Plan.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction for tax purposes, provided, however, that such deduction may be limited under Sections 162(m) and 280G of the Code. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of Peapack-Gladstone or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code). We will not be entitled to a tax deduction upon the exercise of an incentive stock option.

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the fair market value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized at the time of disposition is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and we will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder will also be compensation income to the participant and we will be entitled to a corresponding deduction for tax purposes, provided, however, that such deduction may be limited under Sections 162(m) and 280G of the Code. A participant who makes an election under Code Section 83(b) will include the full fair market value of the restricted stock award (or portion of the award subject to such election) in taxable income in the year of grant at the grant date fair market value. The Committee has the right to prohibit participants from making Code Section 83(b) elections.

Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant and will not be entitled to make an election under Code Section 83(b) since no stock is actually transferred to the recipient on the date of grant. At the time a restricted stock unit vests, assuming the award is distributed at that time, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock or the amount of cash received. If the restricted stock unit is not distributed at the time it vests, no income will be recognized at that time and taxation will be deferred until the value of the restricted stock unit is distributed. At the time the recipient recognizes taxable income on a restricted stock unit, we will be entitled to a corresponding tax deduction in the same amount recognized by the award recipient provided, however, that such deduction may be limited under Sections 162(m) and 280G of the Code.

Stock Appreciation Rights. No income will be realized by a grantee in connection with the grant of a stock appreciation right. When the right is exercised, the grantee generally will be required to include in gross income as ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares of common stock received on the exercise. At the same time, Peapack-Gladstone will be entitled to a deduction for federal income tax purposes equal to the amount included in the grantee’s gross income by reason of the exercise, subject to satisfaction of the ordinary and necessary test.  Upon disposition of common stock acquired upon the exercise of a stock appreciation right, appreciation (or depreciation) occurring after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on the recipient’s holding period of the shares.

Cash-Based Awards. A grantee will not recognize income, and Peapack-Gladstone, will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and Peapack-Gladstone will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Withholding of Taxes. We may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards to satisfy tax withholding requirements up to an amount that will not trigger adverse accounting for the company.

Change in Control. Any acceleration of the vesting or payment of awards under the 2021 Incentive Plan in the event of a change in control or termination of service that is contingent upon a change in control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Section 280G of the Code, which may subject the participant to a 20% excise tax and preclude deduction by the company.

Deduction Limits.  Section 162(m) of the Code generally limits our ability to deduct for tax purposes compensation in excess of $1.0 million per year for each of our chief executive officer, our chief financial officer and three other executive officers named in the summary compensation table (each, a “covered employee”) of our annual proxy statement, as well as any employee who has been designated a covered employee for any fiscal year beginning after December 31, 2016.  Compensation resulting from awards under the 2021 Incentive Plan will be counted toward the $1.0 million limit.

Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2021 Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2021 Incentive Plan.

Other Information

The number, types and terms of awards to be made pursuant to the 2021 Incentive Plan are subject to the discretion of the Committee and have not been determined at this time.

Required Vote and Recommendation of the Board of Directors

In order to approve the 2021 Incentive Plan, the proposal must receive the affirmative vote of at least a majority of the votes cast at the annual meeting, either online or by proxy.  Unless and until our shareholders approve the 2021 Incentive Plan, we will continue to grant awards under the terms of the Prior Plan, as currently in effect, from the shares currently available for issuance.

Recommendation and Vote Required on Proposal 3

Approval of the 2021 Incentive Plan requires the affirmative vote of a majority of the votes cast on Proposal 3, whether online or by proxy.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2021. Representatives from Crowe LLP are expected to be available at the annual meeting to answer questions and they will have the opportunity to speak if desired. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of Crowe LLP but is not bound by the vote.

If the appointment is not ratified, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

Aggregate fees for the fiscal years ended December 31, 2020 and December 31, 2019 billed by Crowe LLP were as follows:

Type of Service	2020	2019
Audit Fees	$460,000	$455,000
Audit-Related Fees (1)	76,500	117,250
Total	$536,500	$572,250

(1)	Represents fees for procedures related to HUD and critical audit matters for 2020 and for procedures related to HUD and the implementation of CECL for 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Audit Committee Pre-Approval Procedures

The Audit Committee maintains a policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to Peapack-Gladstone. The policy requires that all services to be performed by Peapack-Gladstone’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. All services rendered by Crowe LLP are permissible under applicable laws and regulations. Each new engagement of Crowe LLP in 2020 was approved in advance by the Audit Committee.

Audit Committee Report

To the Board of Directors of Peapack-Gladstone Financial Corporation:

The Company’s management is responsible for the Company’s internal control over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.  The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission.  The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to ensure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is “independent.”

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee

of the Board of Directors

Steven A. Kass, Chair

Anthony J. Consi, II

Richard Daingerfield

Edward A. Gramigna, Jr.

Patrick J. Mullen

Beth Welsh

March 18, 2021

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the other three highest compensated individuals who were serving as executive officers at the end of 2020 (collectively, the “named executive officers” or “NEOs”).

Named Executive Officer	Position
Douglas L. Kennedy	President and Chief Executive Officer
Jeffrey J. Carfora	Senior EVP, Chief Financial Officer
Robert A. Plante	EVP, Chief Operating Officer
John P. Babcock	Senior EVP, President of Private Wealth Management
Gregory M. Smith	EVP, President of Commercial Banking

Executive Summary

2020 Financial Highlights and Company Performance

The Compensation Committee of the Board of Directors (the “Committee”) believes that the Company, under the leadership and guidance of its CEO and other named executive officers, had a successful 2020 despite the challenges the pandemic presented to the economy and the Company, as well as the banking industry in general.

In particular, the Committee noted the following, which it believes demonstrated the success of the Company and of the CEO and other named executive officers in 2020:

•

Going into 2020, the Company was coming off a strong year, with expectations for a strong year in 2020. However, in March 2020 the pandemic hit. Despite the challenges presented by the pandemic in 2020 (some of which are outlined below), the Company was still able to generate pre-tax income before provision for loan losses consistent with 2019’s level (after excluding certain strategic expenses incurred in 2020 noted below).

o

When the pandemic hit, the Federal Reverse reduced interest rates significantly. As an asset sensitive company, our net interest income and net interest margin were negatively impacted; and, generally much more so than our peers, because we were (and still are) more asset sensitive than our peers.

o	At the same time, stock markets declined significantly. This directly impacted and reduced our wealth management fee income, as fees are based on market value of portfolios.
o

Given the environment, there were few to no creditworthy commercial real estate lending opportunities by which we could generate back-to-back swap income. Such opportunities generated nearly $6 million of fee income for 2019.

o	We incurred $750,000 of new expenses proactively addressing the pandemic, including enhancing the health and safety protocols for our employees and clients.
o	We conservatively increased our allowance for loan and lease losses, given the environment. Our provision for loan and lease losses for 2020 was over $32 million compared to $4 million for 2019.
o

As noted above, despite these, and other, challenges presented by the pandemic in 2020, the Company was able to generate pre-tax income before provision for loan losses consistent with 2019’s level (after excluding $5.3 million of expense associated with prepayment of $105 million of FHLB advances and closure of one branch location and two private banking offices, with relocation of staff and services to existing nearby offices.)

•	Over 2020, the Company continued to grow its Peapack Private Wealth Management business, which remains integral to our strategy and provides a diversified and stable source of revenue over time:
o

Our wealth management clients saw their portfolio values negatively impacted earlier in the year, due to the broader market declines. Notwithstanding this severe market environment, our wealth management division proactively managed our client relationships through this market disruption well and we were able to generally retain, and grow, client relationships, despite the market volatility. In fact, by year-end 2020 we had generated over $600 million of gross client inflows.

o

In December 2020, the principals (and staffs) of two independent registered investment advisory firms merged their practices into our Peapack Private Wealth Management division in two separate transactions: Red Bank, NJ-based Lucas Capital Management with approximately $250 million of assets under management and/or administration (“AUM /AUA”); and Morristown, NJ-based Noyes Capital Management with approximately $150 million of AUM /AUA.

o

Due to: the new business noted above; positive market action later in 2020; full-year revenue impact of the Point View Acquisition which closed on September 1, 2019; and the Lucas and Noyes transactions in 2020, we were able to generate $40.9 million of fee income for 2020, better than $38.4 million for 2019. At December 31, 2020, the market value of AUM/AUA was $8.8 billion, up from $7.5 billion at December 31, 2019.

o	Wealth management fee income, which comprised approximately 22% of the Company’s total revenue for 2020 continues to contribute significantly to the Company’s diversified revenue sources.
•	Commercial Banking continues to be integral to our strategy:
o

The Paycheck Protection Program (“PPP”) provided an opportunity for us to assist existing and new business clients. Every department in the Bank had a hand in this process devoting numerous hours, with many of those hours outside of normal business hours. We generated nearly 2,500 PPP loans totaling nearly $600 million and saving nearly 50,000 jobs. These loans benefitted net interest income over 2020, and a sale of a large portion of those loans generated a $7.4 million gain for us in the third quarter.

o

Total commercial and industrial (“C&I”) loans at December 31, 2020 were $1.98 billion (including remaining PPP loans of $196 million). Excluding the $196 million of PPP loans, total C&I loans remained relatively flat in 2020 despite robust payoff/paydown activity, paydowns of several large lines of credit, as well the Company’s workout and asset recovery efforts, including the workout and recovery of several nonaccrual and/or classified credits during the latter part of 2020.

o	As of December 31, 2020, total C&I loans comprised 45% of the total loan portfolio.
o	Noninterest-bearing demand deposits grew over $300 million in 2020 to $834 million at December 31, 2020.
•

During a time when risk management was (and continues to be) crucial, the Company actively and conservatively managed liquidity, capital, and credit in 2020, such that resulting metrics were near the top of our peers.

Liquidity:

o

Deposits totaled $4.82 billion at December 31, 2020.  This reflected net growth of $575 million (14%) when compared to $4.24 billion at December 31, 2019. Only 17% of total deposits are uninsured by the FDIC.

o

During 2020, deposits were repriced down significantly. Through strategic pricing and negotiation, we managed out higher-cost deposits without suffering a material loss of relationships. Despite all this, we still managed to grow deposits significantly in 2020.

o	At December 31, 2020, the loan-to-deposit ratio stood at 91% and on balance sheet liquidity (cash and securities) stood at 22% of total assets.
o	The Company continues to have access to approximately $2.7 billion of available secured funding at the Federal Home Loan Bank and Federal Reserve Discount Window.

Capital:

o

In the fourth quarter of 2020, the Company issued $100 million of subordinated debt at 3.50%, which qualified as regulatory capital. Given our strategy, our credit and financial metrics and an investment grade rating from two top-tier rating agencies (including Moody’s) we had investor interest of more than double our desired amount to issue, and we were able to issue at the lowest rate of any Bank under $40 billion in assets since the pandemic hit. This $100 million of additional capital and liquidity will allow us to repurchase stock, potentially liquidate some higher-cost debt, and support continued wealth acquisitions in 2021, all of which will benefit our earnings per share and return on equity metrics.

o	In conjunction with our subordinated debt issuance in the fourth quarter of 2020, the Company received a Moody’s investment grade rating of Baa3.

o

The Company’s and Bank’s capital ratios at December 31, 2020 continued to be strong, and well above regulatory well capitalized standards. At December 31, 2020, total tier 1 and tier 2 capital to risk weighted assets stood at 17.7% for the Company and 14.8% for the Bank.

o	The Company authorized a 5% (949,000 shares) stock repurchase program on January 28, 2021.
o

Our tangible book value per share at December 31, 2020 was $25.47 reflecting an increase of 4% from $24.47 at December 31, 2019, despite $32 million in provision for loan and lease losses recorded in 2020.

Credit:

o

We provided payment deferrals on over $900 million of loans during the second quarter of 2020, assisting our clients through tough times. By the end of 2020, deferrals remained on only $74 million of loans (1.7% of total loans).

o	Nonperforming assets at December 31, 2020 declined to $11.5 million, or 0.19% of total assets, when compared to $28.9 million and 0.56% of total assets at December 31, 2019.
o

As of December 31, 2020, our allowance for loan and lease losses totaled $67.3 million or 1.53% of total loans (including PPP loans which are 100% guaranteed) or 590% of nonperforming loans, up significantly from $43.7 million or 0.99% of total loans or 151% of nonperforming loans at December 31, 2019.

•	During 2020, the Company continued its focus on social and governance issues:
o	93% of the Board of Directors, including the Chairman, are independent.
o	The Company was awarded the 2019 Executive Women of NJ Corporate Board Gender Diversity Award recognizing the Company for having three or more female directors.
o	The Bank was named a “Best Bank to Work For” by American Banker for a third year in a row (2020, 2019 and 2018).
o	Loans to low- and moderate-income borrowers inside the Bank’s assessment area in 2019 totaled 28% of total residential and consumer loans originated. 2020 results will also be strong.
o

In 2019, the Company supported over 280 charitable organizations with financial support and volunteerism; Company employees contributed over 1,580 volunteer hours, with nearly 100% of employees participating.

o

In 2020, notwithstanding the pandemic, the Company still supported over 220 charitable organizations with financial support and volunteerism. Company employees contributed over 350 hours of service, with approximately 25% of employees participating.

o	The Bank has received the top Community Service Award from NJ Bankers for each of the past 12 years.

o

The Bank has a Cultural Ambassador Committee (made up entirely of cross-functional, non-executive employees), which was created to sustain and evolve the corporate culture through ongoing communication, awareness, engagement, and advocacy of Core Principles, Diversity, Inclusion, and Volunteerism.

o

The Bank has a comprehensive Diversity, Equity & Inclusion strategy that is focused on achieving hiring levels that are representative and in line with the communities in which we serve, as well as on improving our representation of diversity in senior roles.

o	57% of Bank officers are female.

2020 Executive Performance Plan Results

The Executive Performance Plan consisted of the following two components:

•

Short-term incentive awards (“STI Awards”) that provide an annual cash incentive opportunity based on Company performance for the prior year for the CEO and CFO, and based on Company and individual performance for the prior year for all other NEOs; and

•

Long-term incentive awards (“LTI Awards”) that provide annual restricted stock awards with three-year vesting (but five-year vesting was utilized for 2020 grants and will be utilized for 2021 grants), as well as performance shares that cliff vest after three years based on performance relative to a peer group. The number of shares awarded is based on the prior year’s performance.

For 2020, pre-tax income, net income, and earnings per share, were well below the budget/plan for 2020 (“2020 Budget”) as shown in the table below. As described earlier, the pandemic presented significant challenges in 2020, particularly on the credit side resulting in $32 million in provision for loan losses compared to only $4 million budgeted. However, pre-tax income before provision for loan losses, and excluding certain strategic expenses, as noted below, was in line with the budget.

(Dollars in millions, except EPS)	2020 as reported (1)	2020 as adjusted (1)	2020 Budget	2020 as adjusted vs. 2020 budget
Pretax income	$32.00	$37.28	$65.79	$(28.51)	-43.33%
Net income	26.19	30.01	48.03	(18.02)	-37.52%
Diluted earnings per share (EPS)	$1.37	$1.57	$2.49	$(0.92)	-36.95%

Pretax income before provision for loan losses (2)	$64.40	$69.68	$69.79	$(0.11)	0%

(1)

2020 as adjusted excludes $5.3 million of strategic expenses associated with prepayment of $105 million of FHLB advances and closure of one branch location and two private banking offices with relocation of staff and services to existing nearby offices.

(2)	Pretax income before provision for loan losses, as adjusted was essentially in line with budget for 2020.

For purposes of the Company’s Executive Performance Plan (the “EPP”), Company performance was measured as follows:

•	Threshold – 85% of “2020 Budget”;
•	Target – 100% of “2020 Budget”: and
•	Maximum – 110% and above of “2020 Budget”

2020 Budget achievement is based on pre-tax income, net income, and EPS, which averaged 39% below budget.

After consideration of 2020’s results to budget, the Committee considered Company performance to be below threshold, which results in no cash incentive related to Company Performance under the Executive Performance Plan, as shown in the table on page 33.

Compensation Philosophy and Program Objectives

The fundamental objective of the Company’s executive compensation program, the elements of which are summarized in the table below, is to fairly compensate our named executive officers at appropriate levels and grant equity compensation to align the interests of our named executive officers with those of our shareholders. Our compensation program is designed to retain and attract qualified executives and motivate such executives to achieve short- and long-term strategic and operational goals that ultimately deliver value to shareholders. We believe in a pay-for-performance philosophy that appropriately aligns our executives’ total compensation with the performance and value of their contributions as well as the Company’s ultimate success.

Element	Purpose	Link to Performance	Fixed/Performance Based
Annual Cash Bonus (STI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and (for officers other than the CEO and CFO) an assessment of individual performance.	Performance Based

Element	Purpose	Link to Performance	Fixed/Performance Based
Equity (LTI)	Encourages achievement of long-term strategic and financial performance metrics that create long-term shareholder value

The Company has a LTI Plan design intended to further link executive pay with Company performance. The grant value is based on prior year performance.  For the 2020 grant (2019 performance), equity vesting for the CEO and the 2019 NEOs was 50% based on performance of a 3-year EPS growth metric and 50% time-based (vesting was 25% performance-based and 75%

time-based for Mr. Smith).  For the 2021 grant (based on 2020 performance), vesting for all NEOs was 50% performance based and 50% time based.

Performance Based
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	--	Fixed

2020 Compensation Changes

The compensation plans are continually re-assessed to ensure a strong link between pay and performance. Beginning with the 2020 performance year, the following was in place regarding the compensation program in order to continue to more strongly align our performance with compensation:

•	Salary Changes: No salary increases were given to any of the NEOs for 2020.
•

Additional Performance-Vesting: Beginning with stock awards granted in 2020 (for the 2019 performance year), and continuing forward, stock awards as calculated under the incentive plan for all NEOs were/will be at least 50% performance vested. (This was previously the case for only for Messrs. Kennedy, Carfora, and Babcock.)

•

Additional Metrics for Performance-Vesting: The 2021 equity awards will be similar in structure to the 2020 awards, with the exception that the performance-vested portion will be assessed based on five metrics measured relative to peers instead of one. The new metrics and their weightings (as a percentage of the performance-vested portion of the award) are as follows:

o	60% EPS Growth
o	20% Liquidity (measured by Cash & Securities/Assets along with Loans/Deposits)
o	20% Credit Quality (measured by Allowance for Loan and Lease Losses/Gross Loans along with Non-Performing Assets / Assets)

2020 CEO Compensation Decisions

The Company made the following key decisions regarding Mr. Kennedy’s compensation package:

•

Salary: After receiving no salary increases between 2012 and 2016, the Company provided an increase in 2017 and an increase in 2018 (to Mr. Kennedy’s current $695,000 level). Mr. Kennedy did not receive an increase in 2019 or 2020, despite a salary below the compensation peer group median.

•

STI (Cash) Incentive:  The incentive for 2020 (to be paid in March 2021) was calculated based on 100% Company performance, which was deemed to be below threshold (due to a $32 million provision for loan losses compared to a $4 million budget). Therefore, under the Plan, Mr. Kennedy’s STI (Cash) Incentive was calculated at zero.

o

2020 Payout: Given the challenges presented by the pandemic in 2020 the Committee completed a holistic review of Company performance and determined a discretionary cash bonus between threshold and target was appropriate based on the Company’s overall 2020 performance. In March 2021, Mr. Kennedy was awarded $364,875.

•	LTI (Equity) Incentive: The 2020 long-term incentive award granted to Mr. Kennedy in March 2020 was based on 2019 performance:
o	2019 Company Performance: Company performance for 2019 was achieved at 108% of budget. The CEO’s incentive award was 100% based on Company performance for 2019.
o

2020 Grant: Since 2019 Company performance was ahead of budget (target), the Committee made the 2020 grant to Mr. Kennedy slightly above target level but below max level (126% of target, or $876,000). The grant was divided into two equal pieces:

▪	50% Performance-Vested: Half of the award will cliff vest based on three-year EPS growth relative to the compensation peer group.
▪

50% Time-Vested: Half of the award will vest equally over five years. The Plan calls for a three-year time vest, however, given the challenges to earnings the pandemic presented, the Committee decided to vest shares granted in 2020 over a five-year period.

Summary of Key Compensation Compliance Policies

Policy	Description
Stock Ownership	Our named executive officers are subject to meaningful stock ownership guidelines, with which all NEOs are in compliance.
Clawback	All awards (cash and equity) made under the EPP are subject to clawback based on inaccurate financial statements.

No Excise Tax Gross-Ups	No 280G tax gross-up provisions are in our executive’s agreements.
Double Trigger CIC Severance	Cash severance is not automatically triggered upon a change-in-control without a corresponding termination.
Double Trigger Equity in CIC	Equity grants require a change-in-control along with a corresponding termination in order to trigger an acceleration of equity in the case of a change-in-control.
Anti-Hedging Policy

The Committee maintains a policy prohibiting our executives and directors from hedging shares, including buying or selling puts or calls, short sales, or engaging in any other transaction designed to hedge or offset any decrease in the market value of the Company’s stock.

Anti-Pledging Policy

The Committee maintains a policy prohibiting our executives and directors from holding Company shares in a margin account as collateral for a margin loan or otherwise pledging Company shares as collateral for a loan.

Roles and Decision Process

The Committee is responsible for establishing and overseeing policies governing annual and long-term compensation programs for our executives, and for determining executive compensation levels in line with our philosophy. Details of the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website. The Chair of the Committee regularly reports on Committee actions at the Company’s Board of Directors meetings.

The Committee reviews all compensation components for the Company’s CEO and other named executive officers, including base salary, annual cash and equity incentives, benefits and contracts/arrangements.

Although the Committee makes independent determinations on all matters related to compensation of the named executive officers, certain members of management may be requested to attend or provide input to the Committee. The CEO provides advice to the Committee relative to the compensation of the other named executive officers. The CEO is not present for the discussion by the Committee of his own compensation.  Other senior officers, such as the Head of Human Capital, General Counsel, and/or the CFO may provide information and perspective to the Committee as appropriate and/or as requested. The Committee’s independent compensation consultant (McLagan) also provides market data and advice as appropriate. The Committee makes its determinations based on an assessment of the Company’s performance and individual performance and on data provided by management and its independent compensation consultant.

The Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its independent compensation consultant. The Committee has determined that it has the funding it needs to retain the advisors necessary to carry out its duties effectively. In 2013, the Committee first retained McLagan, which is a part of the Rewards Solutions practice at Aon PLC, as an independent outside compensation consultant. McLagan was retained again for 2020. McLagan’s services included peer group development and market benchmarking studies, assisting with the continued implementation and administration of the incentive program, and providing insight and best practices with respect to the compensation of our named executive officers.

While the Committee seeks independent external perspective, the Committee makes all decisions regarding the compensation of the Company’s named executive officers.

The Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 and under the applicable NASDAQ listing rules.  The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) there were no services provided to the Company, other than compensation related to consulting services provided by McLagan; (2) fees paid by the Company as a percentage of total revenue of AON, McLagan’s parent company; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of McLagan and a member of the Committee; (5) any Company stock owned by the senior advisors of McLagan; and (6) any business or personal relationships between the executives and the senior advisors of McLagan. The Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Compensation Review

Understanding the competitive landscape is a key element for the Committee to consider when making compensation decisions. Each year, the Committee commissions a compensation review by its independent compensation consultant. The purpose of this review is to provide an independent and objective analysis of the Bank’s total compensation relative to a peer group and to industry practices. The Committee utilizes the market data and best practices information for ongoing monitoring of executive pay relative to market practices, and to determine executive compensation.

The foundation for the review is publicly-filed data from a peer group of banks. In 2019, the Committee reviewed compensation information provided by McLagan that the Committee used to set 2020 executive compensation. The peer group for this study consisted of 20 commercial banks selected by the Committee after considering recommendations from McLagan. The selection criteria generally included: eastern U.S. commercial banks with total revenue between $80 million and $350 million, non-interest income to total revenue greater than 12.5% or trust and investment revenue greater than $2 million, and nonperforming assets to total assets less than 2%. This peer group of 20 banks had median total assets of $5.2 billion when selected (comparable to the Company’s $5.2 billion at December 31, 2019, and $5.9 billion at December 31, 2020), and median revenue of $182 million (comparable to the Company’s $175 million for 2019 and $189 million for 2020).

The peer group consisted of the following 18 banks:

• Arrow Financial Corp.	• Lakeland Bancorp
• Bryn Mawr Bank Corp.	• OceanFirst Financial Corp.
• Cambridge Bancorp	• Peoples Financial Services
• Century Bancorp, Inc.	• Provident Financial Services
• Customers Bancorp Inc	• Republic First Bancorp Inc.
• Dime Community Bancshares Inc.	• Sandy Spring Bancorp Inc.
• Eagle Bancorp Inc	• Tompkins Financial Corporation
• Enterprise Bancorp Inc.	• TriState Capital Holdings Inc.
• First of Long Island Corp.	• Univest Financial Corp.

The Committee uses compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing target compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, considering market data along with factors such as Company, business, and individual performance; scope of responsibility; critical needs and skill sets; and leadership potential and succession planning.

Say on Pay Consideration

The Committee also considers feedback from our shareholders in making compensation determinations. At the 2020 Annual Meeting, 81% of votes cast were in favor of the say-on-pay proposal. We view this as a positive endorsement of pay practice. Notwithstanding this support, we continue to monitor our pay alignment and seek ways to improve our compensation program. As noted previously, the Committee did restructure the long-term incentive awards for 2020 and beyond to provide for a greater percentage of awards with vesting linked to the performance of the Company.  More detail on the specifics have been discussed throughout this Compensation Discussion and Analysis.

Elements of Compensation and Decisions

We target our total compensation to be fair and appropriate considering market conditions, peer group comparisons, Company performance, individual performance, as well as our long-term strategic goals. We believe our compensation policies and practices appropriately balance risk against our desire to award competitive compensation and are unlikely to have an adverse effect on our Company. The elements of our compensation include base salary, short-term (cash) incentive awards, and long-term (equity) incentive awards.

Base Salary

Our named executive officers’ base salaries are set to reflect a combination of factors, including but not limited to level of responsibility, being competitive in the market, experience, skill-set, and individual performance, as well as the Company’s compensation philosophy and overall performance. We design our base salaries in significant part to retain and attract talented executives who can help drive long-term shareholder value. We believe we must keep our base salaries competitive, within the context of our compensation culture, or risk losing executive talent, because the markets in which we operate present current and potential executives with higher-paying alternatives.

The following summarizes the 2019 and 2020 base salaries for the Company’s named executive officers:

Named Executive Officer	2019 Base Salary Rate	2020 Base Salary Rate	% Increase
Douglas L. Kennedy President and Chief Executive Officer	$695,000	$695,000	0%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$376,000	$376,000	0%
Robert A. Plante EVP, Chief Operating Officer	$365,000	$365,000	0%
John P. Babcock Senior EVP, President of Private Wealth Management	$545,000	$545,000	0%
Gregory M. Smith EVP, President-Commercial Banking	$320,000	$320,000	0%

Executive Performance Plan

The EPP consisted of the following two components:

•

Short-term (Cash) incentive awards (“STI Awards”) that provide an annual cash incentive opportunity based on Company performance for the CEO and CFO, and based on a combination of Company and individual performance for all other NEOs; and

•

Long-term (Equity) incentive awards (“LTI Awards”) that provide annual restricted stock awards with three-year vesting (five-year for 2020 and 2021 grants). For the 2020 award, 50% vests based on future performance, while the other 50% of the award is time-vested (with the exception of Mr. Smith whose 2020 award was 25% based on future performance and 75% time-vested).

The following chart depicts the potential for awards granted to each named executive officer under the EPP. The percentages referenced in the chart with respect to the STI Awards (Cash) and LTI Awards (Restricted Stock) refer to percentages of base salary.

	Performance Re. STI		STI Awards (Cash)			LTI Awards (Stock) (A)
	Company	Individual	Threshold	Target	Max	Threshold	Target	Max
Douglas L. Kennedy President and Chief Executive Officer	100%	0%	45%	60%	90%	55%	100%	165%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	100%	0%	30%	40%	60%	50%	90%	150%
Robert A. Plante EVP, Chief Operating Officer	75%	25%	22.5%	30%	45%	35%	60%	105%
John P. Babcock Senior EVP, President of Private Wealth Management	75%	25%	30%	40%	60%	50%	90%	150%
Gregory M. Smith EVP, President of Commercial Banking	75%	25%	22.5%	30%	45%	35%	60%	105%

(A)

For the 2020 grant (2019 performance), 50% is performance-based and 50% is time-based for Messrs. Kennedy, Carfora, Plante, and Babcock, and 25% is performance-based and 75% time based for Mr. Smith. For the 2021 grant (2020 performance) 50% will be performance based and 50% will be time-based for all NEOs.

In formulating the EPP, the Committee also considered internal policies and relevant guidance from bank regulatory authorities that direct the Committee to ensure that compensation incentive programs do not jeopardize the safety and soundness of the Company or the Bank.  To that end, the Committee believes that the EPP and the Company’s other incentive compensation policies:

•	appropriately balance risk and reward;
•	are compatible with effective controls and procedures; and
•	are supported by strong corporate governance, including active oversight by the Committee.

The Committee has the absolute discretion to make awards that are less than or greater than awards calculated by the EPP.  The Committee also may change, modify or discontinue the EPP at any time, including during the course of a particular year.  The Committee may take into account the following factors:

•	the safety and soundness of the Company;
•	unexpected events that occur during the year;
•	the Company’s performance relative to its peer group;
•	regulatory changes; and
•	extraordinary efforts in achieving financial and/or non-financial, but important strategic goals.

While the Committee has the discretion to modify awards, this discretion is not expected to be utilized except for extraordinary circumstances. For the 2020 award, the Committee did utilize discretion after a holistic review of Company performance to better align the payout with the overall performance of the Company. The process utilized by the Committee in its decision making is described below.

Short Term Incentive Awards - Performance Calculation

For 2020, pre-tax income, net income, and earnings per share, were well below the budget/plan for 2020 (“2020 Budget”) as shown in the table below.

	Threshold (85% of Budget)	Target 2020 Budget	Max (110% of Budget)	2020 as adjusted (1)	Company Performance - 2020 as adjusted as % of Budget
Pretax Income (in millions)	$55.92	$65.79	$72.37	$37.28	-43%
Net Income (in millions)	40.83	48.03	52.83	30.01	-38%
Diluted earnings per share (EPS)	$2.12	$2.49	$2.74	$1.57	-37%
				Average	-39%
(1)

2020 as adjusted excludes $5.3 million of strategic expenses associated with prepayment of $105 million of FHLB advances and closure of one branch location and two private banking offices with relocation of staff and services to existing nearby offices.

Based on the financials above, the Committee concluded Company performance as calculated under the EPP was below threshold level for 2020.

For NEOs with an individual performance portion, the individual performance was determined by the CEO and the Compensation Committee. Individual ratings are based on five levels- 5= maximum; 4= target+; 3= target; 2= threshold+; 1= threshold. Among other things, the CEO considered: specifics relative to each individual’s responsibilities as included in the budget, wherever applicable; specifics relative to each individual’s responsibilities as included in prior year results, wherever applicable; and various goals and targets previously set by the CEO and the individual at the beginning of the fiscal year, including personal accountability for critical performance with respect to standard banking industry company metrics, such as deposit growth, loan growth, credit quality, efficiency ratio, and other such goals.  The use of individual goals represents the clear assignment by the Compensation Committee of direct personal accountability for specific financial, organizational, operational and risk management objectives, the attainment of which contribute significantly to the Company’s performance.  We believe the assignment of personal accountability in the form of individual goals has strengthened the effectiveness of our executive compensation program and has a positive impact on the performance of our named executive officers.

The following table shows the cash portion of the EPP as calculated (Messrs. Kennedy’s and Carfora’s weighting was 100% Company and for the other named executive officers was 75%).

Named Executive Officer	2020 Base Salary Rate	Company Weighting	Company Related Award as a % of Salary	Individual Weighting	Individual Related Award as a % of Salary	Total Calculated Award as a % of Salary
Douglas L. Kennedy President and Chief Executive Officer	$695,000	100%	0.00%	0%	0.00%	0.00%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$376,000	100%	0.00%	0%	0.00%	0.00%
Robert A. Plante EVP, Chief Operating Officer	$365,000	75%	0.00%	25%	7.50%	7.50%
John P. Babcock Senior EVP, President of Private Wealth Management	$545,000	75%	0.00%	25%	10.00%	10.00%
Gregory M. Smith EVP, President of Commercial Banking	$320,000	75%	0.00%	25%	7.50%	7.50%

Short Term Incentive Awards (Cash)

The Company portion of the cash award was calculated below the threshold level. To ensure the calculated payouts were appropriately aligning pay and performance, the Committee conducted a holistic review of the Company’s 2020 performance. The Committee reviewed items including the following:

•	Company financials relative to the prior year and to budget
•	Company performance relative to peers (including liquidity, credit, and capital metrics)
•	Total shareholder return
•	Accomplishments listed above in the “2020 Financial Highlights and Company Performance” section including originating nearly 2,500 PPP loans and additional wealth management transactions
•	Safety and soundness of the Company

The Committee recognized that the pandemic presented significant challenges in 2020, particularly on the credit side, resulting in $32 million in provision for loan losses compared to only $4 million budgeted. Because credit quality remained strong through 2020 despite the high provisions, the Committee felt pre-tax pre-provision income added an important layer of understanding to the Company’s overall performance that the metrics in the 2020 EPP lacked. Pre-tax income before provision for loan losses, excluding certain strategic expenses, as noted below, was in line with the budget.

(Dollars in millions)	2020 as reported (1)	2020 as adjusted (1)	2020 Budget	2020 as adjusted vs. 2020 budget
Pretax income before provision for loan losses	$64.40	$69.68	$69.79	$(0.11)	0%

(1)	2020 as adjusted excludes $5.3 million of strategic expenses associated with prepayment of $105 million of FHLB advances and closure of one branch location and two private banking offices.

After the holistic review of Company performance, the Committee determined that the calculated company performance below threshold was not appropriately aligning pay and performance and a discretionary adjustment to the awards was necessary. The Committee adjusted the cash incentive to be midway between threshold and target opportunities.

The Committee awarded the short-term incentives (STI) (cash) detailed below.

Named Executive Officer	Company Weighting Company Performance as % of Budget	Individual Weighting	Company Weighted STI (1)	Individual Weighted STI	Total STI (Cash) Paid for 2020	Bonus (1)	Total Cash paid for 2020 (1)	% of Base Salary	% of Target
Douglas L. Kennedy	100%	0%
President and Chief Executive Officer			$-	$-	$-	$364,875	$364,875	53%	88%
Jeffrey J. Carfora	100%	0%
Senior EVP, Chief Financial Officer			$-	$-	$-	$131,600	$131,600	35%	88%
Robert A. Plante	75%	25%
EVP, Chief Operating Officer			$-	$27,375	$27,375	$68,438	$95,813	26%	88%
John P. Babcock	75%	25%
Senior EVP, President of Private Wealth Management			$-	$54,500	$54,500	$136,250	$190,750	35%	88%
Gregory M. Smith	75%	25%
EVP, President of Commercial Banking			$-	$24,000	$24,000	$60,000	$84,000	26%	88%

(1)

Based on the Company results for 2020 outlined earlier, the cash incentive award calculated for the Company portion for all NEOs was $0. However, given the challenges presented by the pandemic in 2020, and the success in the year despite the pandemic, a discretionary cash bonus was awarded in March 2021. The amount of cash bonus awarded to each NEO put each NEO at a level midway between the Threshold and Target levels for total cash award.

Long Term Incentive Awards (Restricted Stock)

The LTI plan is split between performance-vested and time-vested shares.  The LTI portion of the plan provides annual restricted stock awards, with the shares or units granted anywhere from a threshold amount to a maximum amount, considering Company as well as individual performance. The performance-based shares will vest at the conclusion of a three-year period provided that certain EPS growth targets relative to the compensation peer group have been achieved. The time-based shares vest over these years ratably. This grant is intended to motivate executives to focus on the achievement of the Company’s high-performing long-term strategic plan and to further align Company executives with shareholders.

LTI Plan	% of Grant	Performance Metric	Vesting Length	Vesting Type	Grant Value Determination	# of shares vested
	NEOs
Time-Vested Shares	50%	n/a	3 years (1)	Ratable	Prior year’s Company and individual performance considered	100% of shares granted
Performance-Vested Shares	50%	3-yr relative EPS Growth (2020 – 2022) (2)	3 years	Cliff	Prior year’s Company and individual performance considered	Threshold	Target	Maximum
						25th percentile of peer EPS growth = approximately 55% of grant	50th percentile of peer EPS growth = 100% of grant	75th percentile of peer EPS growth = approximately 165% of grant
(1)

The Plan calls for a three-year time vest, however, given the challenges to earnings the pandemic presented, the Committee decided to vest shares granted in 2020 over a five-year period, rather than a three-year period.

(2)

The 2021 equity awards will be substantially similar in structure to the 2020 awards, with the exception that the performance-vested portion will be measured based on five metrics assessed relative to peers instead of one. The new metrics and their weightings (as a percentage of the performance-vested portion of the award) are as follows:

a.	60% EPS Growth
b.	20% Liquidity (measured by Cash & Securities/Assets along with Loans/Deposits)
c.	20% Credit Quality (measured by Allowance for Loan and Lease Losses/Gross Loans along with Non-Performing Assets / Assets)

Our long-term incentive awards are designed to focus our executives on long-term performance and shareholder value. We granted long-term incentive awards to Messrs. Kennedy, Carfora, Plante, Babcock and Smith in March 2020 based on 2019 Company and individual performance. Company performance for 2019 was 108% of budget level. Individual performance was not rated for Mr. Carfora and Mr. Kennedy since the grants to them are entirely based on the performance of the Company. The individual performance of the other named executive officers was determined by the CEO and agreed to by the Compensation Committee. Among other things, the CEO considered the same criteria as was utilized in the determination for short-term incentive awards.

The following table shows the income targets at various levels compared to the actual 2019 performance of the Company and the corresponding Company performance achievement as it relates to payouts for the annual LTI (restricted stock) awards.

	Threshold (85% of Budget)	Target 2019 Budget	Max (110% of Budget)	2019 as reported	Company Performance 2019 as reported as % of Budget
Pretax Income (in millions)	$51.71	$60.84	$66.92	$66.12	109%
Net Income (in millions)	37.49	44.11	48.52	47.43	108%
Diluted earnings per share (EPS)	$1.91	$2.25	$2.48	$2.44	108%
				Average	108%

The Committee concluded Company performance was achieved at 108% of budget for 2019, as calculated. The following table shows how the grant value for the March 2020 LTI award (2019 performance) was calculated for each officer based on 2019 performance.

	Performance		Grant Opportunities				Grant Value
Named Executive Officer	Company	Individual	Threshold	Target	Max	2019 Company Performance as % of Budget	$ Value	% of Base Salary	% of Target
Douglas L. Kennedy President and Chief Executive Officer (1)(2)	100%	0%	55%	100%	165%	108%	$875,697	126%	126%
Jeffrey J. Carfora Senior EVP, Chief Financial Officer (1)(2)	100%	0%	50%	90%	150%	108%	$428,628	114%	127%
Robert A. Plante EVP, Chief Operating Officer (2)	75%	25%	35%	60%	105%	108%	$272,375	75%	124%
John P. Babcock Senior EVP, President of Private Wealth Management (2)	75%	25%	50%	90%	150%	108%	$621,277	114%	127%
Gregory M. Smith EVP, President of Commercial Banking (2)	50%	50%	35%	60%	105%	108%	$262,188	82%	137%

(1)

Beginning for the 2019 performance year (2020 grant) and continuing for the 2020 performance year (2021 grant), and beyond, the CEO’s and CFO’s long-term (stock) incentive award calculations and grants were/are 100% based on Company performance. (Prior to the 2020 grant, this was previously 75% Company performance and 25% individual performance.)

(2)

In June 2020, employees of the Company received a one-time bonus principally related to exceptional performance in the PPP lending process, but also due to continued high performance in the challenging pandemic environment. The bonus to the executives of the Company, including the NEOs, were in restricted stock grants which time vest over a five-year period. Mr. Kennedy received a grant of $34,745, Mr. Carfora received a grant of $18,800, Mr. Plante received a grant of $18,258, Mr. Babcock received a grant of $27,248, and Mr. Smith received a grant of $16,000.

The following table sets forth the awards of restricted stock granted in March 2020 based on 2019 performance to our named executive officers. For the first four executives, 50% of the awards will vest based on three-year relative EPS growth compared to the compensation peer group, and the other 50% will vest ratably over the three-year period. For Mr. Smith’s March 2020 awards (2019 performance year), 25% is performance-vested while 75% is time-based, as he was not considered a NEO at the end of 2019. (For Mr. Smith’s 2021 grant based on 2020 performance, 50% of the award is performance-based and will vest based on three-year relative EPS growth compared to the compensation peer group, and the other 50% is time-vest, since he is considered a NEO at the end of 2020.)

	Total LTI			Time-Vested RSUs		Performance-Vested RSUs
Named Executive Officer	Dollar Value	Number of Shares	% of Base Salary	Dollar Values	Number of Shares	Dollar Values	Number of Shares
Douglas L. Kennedy President and Chief Executive Officer	$875,697	65,156	126%	$437,848	32,578	$437,848	32,578
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$428,628	31,892	114%	$214,314	15,946	$214,314	15,946
Robert A. Plante EVP, Chief Operating Officer	$272,375	20,266	75%	$136,188	10,133	$136,188	10,133
John P. Babcock Senior EVP, President of Private Wealth Management	$621,277	46,226	114%	$310,639	23,113	$310,639	23,113
Gregory M. Smith EVP, President of Commercial Banking	$262,188	19,508	82%	$196,641	14,631	$65,547	4,877

Deferred Compensation Retention Award

In 2017, the Company instituted a retention tool for three of the NEOs (Mr. Kennedy, Mr. Carfora, and Mr. Babcock). The Deferred Compensation Retention Award is a cash-based retention award, with contributions made to the plan over a five-year period. Beginning with the third quarter of 2017, quarterly contributions of $50,000 for Mr. Kennedy and $25,000 each for Messrs. Carfora and Babcock are made assuming certain criteria are met, including the executive being actively employed at the time of contribution. Vesting occurs ratably over the first three years. The account balance receives interest crediting based on the Wall Street Journal prime rate, provided that the rate will not exceed 7.5%.

Named Executive Officer	2020 Contribution
Douglas L. Kennedy President and Chief Executive Officer	$200,000
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	$100,000
Robert A. Plante EVP, Chief Operating Officer	$-
John P. Babcock Senior EVP, President of Private Wealth Management	$100,000
Gregory M. Smith EVP, President of Commercial Banking	$-

The Committee determined a retention award based in cash instead of stock was appropriate because of the substantial stock ownership of the top executives. The current equity ownership of these executives is well in excess of the Company’s ownership guidelines.

Benefits/Other Compensation

The Company provides bank-sponsored insurance and retirement benefit plans for our named executive officers. The benefit packages are designed to assist named executive officers in providing for their financial security.

The Company provides retirement benefits to named executive officers through a combination of plans that are qualified and nonqualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Company has established a qualified defined contribution plan under Section 401(k) of the Code, covering substantially all salaried employees over the age of 21 with at least twelve months of service and whose participation is not prohibited by the 401(k) Plan. Under the savings portion of the 401(k) Plan, employees may contribute up to 15% of their base pay (up to a maximum of $19,500 in 2020). Annually, the Company makes a matching contribution equal to 50% of the first 6% of an employee’s salary, plus up to an additional 3% employer contribution for all employees, on a discretionary basis. The Committee believes that employees require 401(k) plans, and that to attract and retain able employees the Company must offer these benefits to its employees, including its named executive officers.

The named executive officers receive the same employer-provided health and welfare insurance available to all full-time employees, which includes health, dental, vision, disability and basic group life insurance.

The Company has also purchased bank-owned life insurance and entered into a split-dollar plan with the named executive officers and certain other employees to provide current and post-employment life insurance in an amount that ranges from $25,000 to 2.5 times the participant’s annual base salary. A life insurance benefit of 2.5 times a named executive officer’s annual base salary vests if prior to the termination of employment if there is a change in control or the named executive officer becomes disabled. A benefit of 2.5 times the named executive officer’s salary is paid if the participant dies while employed by the Company.  Named executive officers are also entitled to a vested post-employment life insurance benefit based on years of service and age as of the date of termination of employment. This vested benefit ranges from a minimum of 1.0 times base annual salary at age 50 to a maximum of 2.5 times annual base salary at age 60, in each case after completion of 15 years of service. There is a minimum benefit of $25,000 if the participant does not reach the vesting levels. Bank-owned life insurance assists the Company in offsetting the rising costs of employee benefits by providing the Company with current income prior to the death of an insured, and a lump-sum payment upon the death of an insured. The Company owns the cash surrender value of the policies and records the increases in the cash surrender value as income. Upon the death of an insured, the Company will receive cash equal to the cash surrender value of the policy and excess life insurance over the amount paid to the insured’s beneficiary. The Committee believes that bank-owned life insurance is primarily a good investment for the Company, and secondarily a supplementary life insurance benefit for many of our officers, including our named executive officers.

Change in Control Agreements

We maintain individual change in control agreements with Mr. Kennedy, Mr. Carfora, Mr. Plante, Mr. Babcock and Mr. Smith. The agreements each provide for the employment of the named executive officer for a Contract Period (defined in the table below) commencing on the day prior to a change in control (as defined in the agreement). During the Contract Period, the executives will each be provided with (1) the same base salary that existed prior to the change in control, (2) an opportunity for a bonus equal to at least the bonus opportunity in effect immediately prior to the change in control, and (3) benefits and perquisites at levels generally available to the executive prior to the change in control. If, during the Contract Period, the executive resigns for good reason (as defined in the agreement) or is terminated other than for cause (as defined in the agreement) he will be entitled to a lump-sum payment equal to the multiple defined in the table below times his then base salary and the greater of his average bonus amount for the three preceding fiscal years or the bonus paid during the most recent fiscal year. Each named executive officer will also be entitled to receive payments from the Company equal to the costs to continue health insurance coverage for a period defined in the table below following termination of employment. In the event that the total benefits payable under the agreements and other arrangements following a change in control would require the executive to pay an excise tax under the Code, then the total payments paid to the executive will be the greater of (1) a reduced payment equal to the amount that would not result in the payment of an excess parachute payment under Section 280G of the Internal Revenue Code and an excise tax by the executive under the Code, and (2) a payment equal to the greatest after-tax amount payable to the executive after taking into account any excise tax imposed under the Code. The agreements also prohibit the executives from competing against the Company and soliciting the Company’s customers and employees for a one-year period following termination of employment.  The Committee feels these agreements are necessary to encourage our named executive officers to approach an advantageous merger or acquisition transaction without regard to immediate loss of salary and benefits. The Committee also believes that, given the high degree of consolidation within the banking business, these agreements are necessary to retain and attract talented named executive officers.

Named Executive Officer	Contract Period	Change-in-Control and Termination Severance Multiple	Change-in-Control and Termination Health Care Continuation
Douglas L. Kennedy President and Chief Executive Officer	3 years	3 times	3 years
Jeffrey J. Carfora Senior EVP, Chief Financial Officer	3 years	3 times	3 years
Robert A. Plante EVP, Chief Operating Officer	2 years	2 times	2 years
John P. Babcock Senior EVP, President of Private Wealth Management	3 years	3 times	3 years
Gregory M. Smith EVP, President of Commercial Banking	2 years	2 times	2 years

Employment Contracts

We are also a party to employment agreements that give the named executive officers certain benefits. These agreements provide, among other things, for eligibility with Messrs. Kennedy, Carfora and Babcock for (1) participation during the employment term in all compensation and employee benefits plans for which any salaried employees of the Company are eligible, (2) an annual base salary and (3) bonus payments with respect to each calendar year within the Committee’s discretion. Under these agreements, if a named executive officer’s employment is terminated without cause (at any time preceding the date prior to a change in control), the Company will pay the executive’s base salary for two years from the effective date of such termination. In the event that the Company terminates a named executive officer’s employment for cause or in the event of the named executive officer’s retirement, permanent disability or death, the Company will pay the named executive officer any earned but unpaid base salary as of the date of termination of employment. The employment agreements also include certain non-compete and non-solicitation provisions. The Committee believes the employment agreements, which are customary in the Company’s competitive market, are important in order to retain and attract talented senior executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Peapack-Gladstone’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee

of the Board of Directors

F. Duffield Meyercord, Chair

Anthony J. Consi, II

Tony Spinelli

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for Peapack-Gladstone’s named executive officers. For a summary of the Committee’s decisions on compensation awarded to our named executive officers in 2020, see the “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
Douglas L. Kennedy	2020	695,000	364,875	910,442	-	243,703	2,214,020
President & CEO of Peapack-	2019	695,000	-	694,955	583,800	242,882	2,216,637
Gladstone and the Bank	2018	669,423	-	989,947	463,913	230,278	2,353,561
Jeffrey J. Carfora	2020	376,000	131,600	447,428	-	129,824	1,084,852
Senior Executive Vice	2019	376,000	-	338,364	210,560	129,456	1,054,380
President and CFO of Peapack-	2018	359,846	-	473,987	167,320	123,093	1,124,246
Gladstone and the Bank
Robert A. Plante	2020	365,000	68,438	290,633	27,375	16,800	768,246
Executive Vice President	2019	365,000	-	276,465	149,194	16,800	807,459
and Chief Operating Officer	2018	347,500	-	314,932	145,088	16,500	824,020
of Peapack-Gladstone
and the Bank
John P. Babcock	2020	545,000	136,250	648,552	54,500	131,351	1,515,653
Senior Executive Vice President	2019	545,000	-	604,924	310,650	130,841	1,591,415
of Peapack-Gladstone	2018	532,884	-	749,985	288,850	124,262	1,695,981
and President of Private
Wealth Management
Gregory M. Smith	2020	320,000	60,000	278,201	24,000	16,800	699,001
Executive Vice President and
President of Commercial Banking of
Peapack-Gladstone and the Bank (5)

(1)

Based on the Company results for 2020, the NEOs were not entitled to a cash incentive award related to Company Performance under the Executive Performance Plan. However, given the challenges presented by the pandemic in 2020, and the success in the year despite the pandemic, a discretionary cash bonus was awarded in March 2021. The amount of cash bonus awarded to each NEO put each NEO at a level midway between the Threshold and Target for total cash award.  See “Compensation Discussion and Analysis – Short Term Incentive Awards (Cash).”

(2)	Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718 and are based on a Peapack-Gladstone stock price on the date of grant.
(3)

In June of 2020, employees of the Company received a special one-time bonus award principally related to exceptional performance in the PPP lending process, but also due to continued high performance in the challenging pandemic environment. The bonus to the named executive officers were made in grants of restricted stock units, which vest in three equal annual installments beginning on the anniversary of the date of grant. The amount in the table represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718 and are based on a Peapack-Gladstone stock price on the date of grant, which was equal to $34,744 for Mr. Kennedy, $18,800 for Mr. Carfora, $18,257 for Mr. Plante, $27,248 for Mr. Babcock and $16,000 for Mr. Smith.

(4)	The following table itemizes the compensation in this column. The table excludes perquisites that did not exceed $10,000 in the aggregate for each named executive officer.

Name	Company Contributions to 401(k)	Deferred Retention Award Plan (A)	BOLI Premiums
Douglas L. Kennedy	$16,800	$223,638	$3,265
Jeffrey J. Carfora	16,800	111,819	1,205
Robert A. Plante	16,800	-	-
John P. Babcock	16,800	111,819	2,732
Gregory M. Smith	16,800	-	-
(A)

This is a defined contribution plan with annual cash contributions to be made of $200,000 for Mr. Kennedy and $100,000 for Messrs. Carfora and Babcock. The account balance receives interest based on the Wall Street Journal prime rate.

(5)	Mr. Smith joined the Company in May 2019 and was named EVP, President of Commercial Banking in December 2020.

Grants of Plan-Based Awards

The following tables set forth additional detail regarding 2020 incentive compensation non-equity (cash) and stock award grants under the Executive Performance Plan.

	Estimated Payouts Under the Short Term
	(Cash) Incentive Plan
Name (1)	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Actual Cash Payments ($) (5)
Douglas L. Kennedy	312,750	417,000	625,500	-
Jeffrey J. Carfora	112,800	150,400	225,600	-
Robert A. Plante	82,125	109,500	164,250	27,375
John P. Babcock	163,500	218,000	327,000	54,500
Gregory M. Smith	72,000	96,000	144,000	24,000

(1)

For 2020, Messrs. Kennedy and Carfora cash incentive was based solely on Company performance and Messrs. Plante, Babcock and Smith cash incentive was based 75% on Company performance and 25% on individual performance.

(2)	Assuming both Company and individual performance are rated at Threshold.
(3)	Assuming both Company and individual performance are rated at Target.
(4)	Assuming both Company and individual performance are rated at Maximum.
(5)

Based on the Company results for 2020, the named executive officers were not entitled to a cash incentive award related to Company performance under the Executive Performance Plan. However, given the challenges presented by the pandemic in 2020, and the success in the year despite the pandemic, a discretionary cash bonus was awarded in March 2021. The amount of cash bonus awarded to each NEO put each NEO at a level midway between the Threshold and Target for total cash award.  See “Compensation Discussion and Analysis – Short Term Incentive Awards (Cash).”

	Estimated Payouts Under the Long Term (Stock) Incentive Plan
	Performance Based Awards (all granted in March 2020 at Target)					Time Vested LTI and Other Stock Awards: Number		Grant Date Fair Value
Name	Threshold (#)	Target (#)		Maximum (#)	Grant Date	of Shares of Stocks or Units (#)		of Stock Awards (1)
Douglas L. Kennedy	17,918	32,578	(A)	53,754	3/20/2020			$437,848
					3/20/2020	32,578	(B)	437,848
					6/22/2020	1,863	(C)	34,744
Jeffrey J. Carfora	8,770	15,946	(A)	26,311	3/20/2020			214,314
					3/20/2020	15,946	(B)	214,314
					6/22/2020	1,008	(C)	18,800
Robert A. Plante	5,573	10,133	(A)	16,719	3/20/2020			136,188
					3/20/2020	10,133	(B)	136,188
					6/22/2020	979	(C)	18,257
John P. Babcock	12,713	23,114	(A)	38,138	3/20/2020			310,652
					3/20/2020	23,114	(B)	310,652
					6/22/2020	1,461	(C)	27,248
Gregory M. Smith	2,682	4,877	(D)	8,047	3/20/2020			65,547
					3/20/2020	14,632	(E)	196,654
					6/22/2020	858	(C)	16,000

(1)

The March 2020 grant is based on Peapack-Gladstone’s stock price of $13.44 on the date of grant. The June 2020 grant is based on a stock price of $18.65 on the date of grant. See “Compensation Discussion and Analysis – Long Term Incentive Awards (Restricted Stock).”

(A)	50% of the total 2020 LTI award is performance based and can vest above or below target (amount granted) based on the achievement of a three-year EPS growth metric relative to a peer group.
(B)	50% of the total 2020 LTI award is time-based and vests in five equal annual installments beginning on the anniversary of the date of grant.
(C)

In June of 2020, employees of the Company received a special one-time bonus award principally related to exceptional performance in the PPP lending process, but also due to continued high performance in the challenging pandemic environment. The bonus to the named executive officers were made in grants of restricted stock units, which vest in three equal annual installments beginning on the anniversary of the date of grant.

(D)

25% of the total 2020 LTI award is performance based and can vest above or below target (amount granted) based on the achievement of a three-year EPS growth metric relative to a peer group. Mr. Smith’s 2021 grant will be 50% time-based and 50% performance based.

(E)	75% of the total 2020 LTI award is time-based and vests in five equal annual installments beginning on the anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table represents stock awards outstanding for each named executive officer as of December 31, 2020.  The market value of shares that have not vested is calculated using our closing market price of $22.72 as of December 31, 2020.  There were no outstanding options for any of the named executive officers as of December 31, 2020.

	Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
Douglas L. Kennedy	3/11/2017	1,332	(2)	$30,263
	3/20/2018	4,670	(1)	106,102
	3/20/2018	14,010	(3)	318,307
	3/20/2019	8,795	(1)	199,822
	3/20/2019	13,192	(3)	299,722
	3/20/2020	32,578	(2)	740,172
	3/20/2020	32,578	(3)	740,172
	6/22/2020	1,863	(1)	42,327
Jeffrey J. Carfora	3/11/2017	563	(2)	12,791
	3/20/2018	2,236	(1)	50,802
	3/20/2018	6,708	(3)	152,406
	3/20/2019	4,282	(1)	97,287
	3/20/2019	6,423	(3)	145,931
	3/20/2020	15,946	(2)	362,293
	3/20/2020	15,946	(3)	362,293
	6/22/2020	1,008	(1)	22,902
Robert A. Plante	3/20/2018	2,229	(1)	50,643
	3/20/2018	2,228	(3)	50,620
	3/20/2019	5,248	(1)	119,235
	3/20/2019	2,624	(3)	59,617
	3/20/2020	10,133	(2)	230,222
	3/20/2020	10,133	(3)	230,222
	6/22/2020	979	(1)	22,243
John P. Babcock	3/11/2017	999	(2)	22,697
	3/20/2018	3,539	(1)	80,406
	3/20/2018	10,614	(3)	241,150
	3/20/2019	7,656	(1)	173,944
	3/20/2019	11,483	(3)	260,894
	3/20/2020	23,114	(2)	525,150
	3/20/2020	23,114	(3)	525,150
	6/22/2020	1,461	(1)	33,194
Gregory M. Smith	5/19/2019	21,291	(2)	483,732
	3/20/2020	14,632	(2)	332,439
	3/20/2020	4,877	(3)	110,805
	6/22/2020	858	(1)	19,494

(1)

Vests in three equal annual commencing on the first anniversary of the date of grant and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.

(2)

Vests in five equal annual installments beginning on the first anniversary of the date of grant and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.

(3)

Performance-based restricted stock, which will cliff vest in three years based on the achievement of EPS growth over a three-year period compared to EPS growth of an established peer group. Upon termination of employment by reason of death or disability shares will vest at target. Upon a change in control, shares will vest at the greater of the target level or the level determined after conducting the performance calculation.

Option Exercises and Stock Vested

The following table represents the vesting of restricted stock during 2020.  There were no stock options exercised by any named executive officers in 2020.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized On Vesting (1)
Name	(#)	($)
Douglas L. Kennedy	14,718	$250,760
Jeffrey J. Carfora	6,528	107,891
Robert A. Plante	4,853	65,224
John P. Babcock	10,634	173,551
Gregory M. Smith	5,322	85,365

(1)

The value realized upon vesting is equal to the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares vested.  In each case, the amount reported is the aggregate of shares vesting from more than one grant of restricted stock.

CEO Pay Ratio

As required by Item 402(u) of SEC Regulation S-K, we are providing the following information:

For fiscal 2020, our last completed fiscal year:

▪	The median of the annual total compensation of all employees of our Company was $89,602; and
▪	The annual total compensation of Mr. Kennedy, our Chief Executive Officer, was $2,214,020.

Based on this information, the ratio for 2020 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 25 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.	As of December 31, 2020, our employee population consisted of approximately 499 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
2.

To find the median of the annual total compensation of all our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2020, but did not work for us the entire year.  No full-time equivalent adjustments were made for part-time employees.

3.

We identified a median cohort of 15 employees using this compensation measure and methodology. For the median cohort, we added together all of the elements of such employees’ compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.	Based on the total compensation calculation outlined in Step 3, we selected the employee within the median cohort with the median total compensation.
5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Peapack-Gladstone and the Bank maintain employment agreements with the Messrs. Kennedy and Carfora, which set forth the terms of employment of the officers and provide for benefits in the event of termination without “cause.” Peapack-Gladstone and the Bank have also entered into change in control agreements with the named executive officers, each of which provide for benefits in the event a termination without “cause” or for “good reason” during a specified period following a merger or acquisition of Peapack-Gladstone. A detailed description of the employment agreements and change-in-control agreements may be found in the Compensation Discussion and Analysis section of this proxy under “Employment Contracts” and “Change in Control Agreements.”

The following table shows the potential payments under each named executive officer’s change-in-control or employment agreement if he had terminated employment with the Company effective December 31, 2020, under each of the following retirement or termination circumstances: (1) death or disability; (2) voluntary resignation or dismissal for cause; (3) retirement; (4) dismissal without cause; and (5) dismissal without cause or resignation for good reason following a change-in-control of Peapack-Gladstone. These payments are considered estimates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Compensation and/or Benefits Payable Upon Termination	Death or Disability	Voluntary Resignation or Dismissal For Cause	Retirement	Dismissal Without Cause (no Change in Control) (1) (2)	Dismissal Without Cause or Resignation For Good Reason (following a Change in Control) (1) (2) (3) (7)
Douglas L. Kennedy
Cash Severance	$-	$-	$-	$1,390,000	$3,836,400
Equity Acceleration (4)	2,476,889	-	2,476,889	-	2,476,889
Welfare Benefits Continuation	-	-	-	-	23,378
Life Insurance Benefit (5) (6)	1,250,000	-	-	-	328,012
Total Benefit	$3,726,889	$-	$2,476,889	$1,390,000	$6,664,679
Jeffrey J. Carfora
Cash Severance	$-	$-	$-	$752,000	$1,759,680
Equity Acceleration (4)	1,206,705	-	1,206,705	-	1,206,705
Welfare Benefits Continuation	-	-	-	-	32,710
Life Insurance Benefit (5) (6)	730,000	-	-	-	158,296
Total Benefit	$1,936,705	$-	$1,206,705	$752,000	$3,157,391
Robert A. Plante
Cash Severance	$-	$-	$-	$-	$1,028,388
Equity Acceleration (4)	762,801	-	762,801	-	762,801
Welfare Benefits Continuation	-	-	-	-	39,634
Life Insurance Benefit (5) (6)	-	-	-	-	-
Total Benefit	$762,801	$-	$762,801	$-	$1,830,823
John P. Babcock
Cash Severance	$-	$-	$-	$1,090,000	$2,566,950
Equity Acceleration (4)	1,862,586	-	1,862,586	-	1,862,586
Welfare Benefits Continuation	-	-	-	-	23,378
Life Insurance Benefit (5) (6)	1,250,000	-	-	-	149,916
Total Benefit	$3,112,586	$-	$1,862,586	$1,090,000	$4,602,830
Gregory M. Smith
Cash Severance	$-	$-	$-	$-	$894,400
Equity Acceleration (4)	946,470	-	946,470	-	946,470
Welfare Benefits Continuation	-	-	-	-	39,634
Life Insurance Benefit (5) (6)	-	-	-	-	-
Total Benefit	$946,470	$-	$946,470	$-	$1,880,504

(1)

The term “cause” generally means (1) willful and continued failure by a named executive officer to perform the officer’s duties, (2) willful misconduct by the named executive officer that causes material injury to the Company or its successor or (3) the conviction of a crime, other than a traffic violation, drunkenness, or drug abuse and (4) excessive absenteeism other than for illness.
(2)

The term “change in control” generally means (1) the acquisition of 30% or more of the voting power of the Company’s securities, (2) the first purchase of the Company’s common stock pursuant to a tender or exchange offer, (3) the shareholder approval of (a) a merger or consolidation of the Company into another corporation wherein the other corporation exercises control over the Company, (b) a sale or disposition of all or substantially all of the Company’s assets or (c) a plan of liquidation or dissolution of the Company, (4) a change in board membership such that over a two-year period the directors constituting the Board at the beginning of such period do not constitute two-thirds of the Board of the Company or a successor corporation at the end of such period, or (5) a sale of (a) the common stock of the Company following which a person or entity other than the Company or its affiliates owns a majority thereof or (b) all or substantially all of the Company’s assets.

(3)	The term “good reason” generally means a change in job description, location, compensation or benefits.
(4)

Our 2012 Long-Term Stock Incentive Plan (the “Amended 2012 Plan”) provides that equity awards assumed by any acquiror will vest only upon specified termination events following a change in control.  If awards are not assumed by the acquiror, then outstanding awards will vest upon the change in control.  With respect to awards assumed by the surviving entity in connection with a change in control, if the grantee’s employment is terminated without cause or, in certain cases, if the grantee resigns for good reason, within two years after the effective date of the change in control, then the grantee’s outstanding options become fully vested, time-based vesting restrictions on outstanding awards lapse and unless otherwise provided in the agreement, outstanding performance-based awards will be deemed to have been earned at the target level, or at a level in excess of target in the Committee’s discretion, and paid on a pro-rated basis based upon the length of time the grantee was employed during the performance period. The value of equity acceleration reported is based on the market price of $22.72 as of December 31, 2020. Named executive officers would have three years from the date of termination following a change in control to exercise any vested options.

(5)

Peapack-Gladstone has purchased bank-owned life insurance and entered into a split-dollar plan with certain named executive officers and certain other employees to provide current and post-employment life insurance in an amount that ranges from $25,000 to 2.5 times the executive’s annual base salary. A life insurance benefit of 2.5 times the executive’s annual base salary vests if the executive becomes disabled prior to the termination of employment. A benefit of 2.5 times the executive’s salary is paid if the executive dies while employed by Peapack-Gladstone.

(6)

The life insurance benefit at dismissal without cause or resignation for good reason following a change in control represents the imputed income from December 2020 through the end of the executive’s plan participation year (calculated on an actuarial basis) under Peapack-Gladstone’s Split-Dollar Plan. Upon a change in control, the executive would vest in the benefit of 2.5 times the executive’s annual base salary.

(7)

In the event any payments to the named executive officers would exceed the amount that could be received without the imposition of an excise tax under Section 4999 of the Code, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (1) the dollar amount that can be paid to the named executive officers without triggering an excise tax under Section 4999 of the Code, or (2) the greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments. The benefits in this column do not take into account any reductions that may be required pursuant to the foregoing.

TRANSACTIONS WITH

RELATED PERSONS

Peapack-Gladstone uses the same policies and procedures for the review, approval and ratification of related persons transactions as described above under the caption “Director Independence.” In addition to the matters discussed above under the caption “Director Independence,” directors and officers and their associates were customers of and had transactions with the Bank during the year ended December 31, 2020, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Peapack-Gladstone, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone’s notice of shareholders’ meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone’s year 2022 proxy materials must be received by the Secretary of Peapack-Gladstone no later than November 17, 2021.

Under the terms of our bylaws, a shareholder who intends to nominate a person for election to our Board or to present an item of business at the 2021 Annual Meeting (other than a proposal submitted for inclusion in our proxy materials) must deliver to the Secretary of Peapack-Gladstone Bank written notice of such business, including the information specified in the bylaws, between December 6, 2020 and January 5, 2021.  Such notice must meet the requirements in our bylaws. If Peapack-Gladstone advances its 2022 Annual Meeting date more than 30 days from the anniversary date of its 2021 Annual Meeting or delays it more than 70 days, then notice by the shareholder to be timely must be delivered not earlier than 90 days prior to the annual meeting date and not later than the close of business 10 days following the day on which the public announcement of the date of the meeting is made. If Peapack-Gladstone changes the date of its 2022 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

Exhibit A

PEAPACK-GLADSTONE FINANCIAL CORPORATION

2021 LONG-TERM INCENTIVE PLAN

(Adopted by Directors ________________)

(Approved by Shareholders ________________)

1. Purpose. The purpose of the Plan is to provide additional incentive to those officers and key employees of the Company and its Subsidiaries, and certain members of the Board of Directors of the Company whose substantial contributions are essential to the continued growth and success of the Company's business in order to strengthen their commitment to the Company and its Subsidiaries, to motivate such officers, employees and Directors to faithfully and diligently perform their assigned responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights and Cash-Based Awards. Upon stockholder approval of this Plan, no further awards shall be granted under the Peapack-Gladstone Financial Corporation 2012 Long-Term Stock Incentive Plan (the “Prior Plan”), and the Prior Plan shall remain in existence solely for the purpose of administering outstanding grants thereunder.

2. Definitions. For purposes of this Plan:

(a) "Agreement" means the written agreement between the Company and a Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

(b) "Award" means a grant of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or a Cash-Based Award or any combination of the foregoing.

(c) "Bank" means Peapack-Gladstone Bank, a Subsidiary.

(d) "Board" means the Board of Directors of the Company.

(e) "Cash-Based Award" means any right granted under Section 10.

(f) "Cause" means an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. Notwithstanding anything else herein to the contrary, in the event that an employee or Director is terminated or removed for Cause, or resigns at a time when Cause exists, or if, following termination, resignation or removal it is determined that Cause existed at the time of such termination, resignation or removal, then any and all Options and Awards will automatically be terminated and void as of the date that Cause arose, and no notice to that effect is required in order to effect that result.

(g) "Change in Capitalization" means any increase, reduction, change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, extraordinary cash dividend, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

(h) "Change in Control" means an event of a nature that: (1) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) who is not now presently but becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the Company's outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Company; or (2) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (2), considered as though he were a member of the Incumbent Board; or (3) consummation of regulatory approval to implement a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the resulting entity or such plan, merger, consolidation, sale or similar transaction occurs; or (4) a proxy statement soliciting proxies from shareholders of the Company shall be distributed by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations, and, following such distribution, the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company.

(i) "Code" means the Internal Revenue Code of 1986, as amended.

(j) "Committee" means a committee consisting solely of two (2) or more directors who are non-employee Directors (as defined in Rule 16b-3 of the Exchange Act as it may be amended from time to time) of the Company appointed by the Board to administer the Plan and to perform the functions set forth herein. Directors appointed by the Board to the Committee shall have the authority to act notwithstanding the failure to be so qualified.

(k) "Company" means Peapack-Gladstone Financial Corporation, a New Jersey corporation.

(l) "Director" means a member of the Board of Directors of Company or the Bank who is not also serving as an employee of the Company or the Bank.

(m) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee or Director to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of the individual's lifetime.

(n) "Eligible Employee" means any officer or other key employee of the Company or a Subsidiary designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein.

(o) "Escrow Agent" means the escrow agent under the Escrow Agreement, designated by the Committee. The Bank may be appointed as the Escrow Agent.

(p) "Escrow Agreement" means an agreement between the Company, the Escrow Agent and a Grantee, in the form specified by the Committee, under which shares of Restricted Stock awarded pursuant hereto shall be held by the Escrow Agent until either (a) the restrictions relating to such shares expire and the shares are delivered to the Grantee or (b) the Company reacquires the shares pursuant hereto and the shares are delivered to the Company.

(q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(r) "Fair Market Value" means the fair market value of the Shares as determined by the Committee in its sole discretion using a method that complies with Section 409A of the Code; provided, however, that (A) if the Shares are listed on NASDAQ, the New York Stock Exchange or other national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Shares on such exchange on such date or on the last date preceding such date on which a sale was reported, or (B) if the Stock is not listed on an Exchange, “Fair Market Value” shall mean a price determined by the Committee in good faith on the basis of objective criteria consistent with the requirements of Code Section 422 and applicable provisions of Code Section 409A.

(s) "Grantee" means a person to whom an Option or Award has been granted under the Plan.

(t) "Incentive Stock Option" means an Option within the meaning of Section 422 of the Code.

(u) "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

(v) "Option" means an Incentive Stock Option, a Nonqualified Stock Option, or either or both of them.

(w) "Parent" means any corporation in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

(x) "Plan" means the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan as set forth in this instrument and as it may be amended from time to time.

(y) "Restricted Stock" means Shares issued or transferred to an Eligible Employee or Director which may be subject to restrictions as provided in Section 8 hereof.

(z) "Restricted Stock Unit" means a right to receive one Share upon the satisfaction of terms and conditions as provided in Section 9 hereof, including without limitation the satisfaction of specified performance or other criteria. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided by the Committee.

(aa) "Retirement" means the retirement from active employment of an employee or officer, but only if such person meets all of the following requirements: (i) he has a minimum combined total of years of Service to the Company or any Subsidiary (excluding Service to any acquired company) and age equal to eighty (80), (ii) he is age sixty-two (62) or older, and (iii) he provides six (6) months prior written notice to the Company of the retirement. For Directors, the term "Retirement" shall mean the date on which the Director ceases to be a member of the Board after both attaining age sixty (60) and completing at least ten (10) years of Service on the Board.  A non-employee Director will be deemed to have terminated due to Retirement under the provisions of this Plan only if the non-employee Director has terminated Service on the Board(s) of Directors of the

Company and the Bank in accordance with applicable Company policy, following the provision of written notice to such Board(s) of Directors of the non-employee Director’s intention to retire.  A non-employee Director who continues in Service as a director emeritus or advisory director shall be deemed to be in Service of the Employer for purposes of vesting of Awards and exercise of Stock Options.

(bb) "Shares" means the common stock, no par value, of the Company (including any new, additional or different stock or securities resulting from a Change in Capitalization).

(cc) “Service” means service as an employee or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director. Termination of Service occurs on the first day on or after a grant date on which the Grantee ceases to be an employee or Director of, the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(1)    The Grantee’s cessation as an employee shall not be deemed to occur by reason of the transfer of the Grantee between the Company and a Subsidiary or between two Subsidiaries.

(2)    The Grantee’s cessation as an employee shall not be deemed to occur by reason of the Grantee’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Grantee’s services provided such leave of absence does not exceed six months, or if longer, so long as the employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the Company or Subsidiary. If the period of leave exceeds six months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period. For purposes of this subsection, to the extent applicable, an employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(3)    If, as a result of a sale or other transaction, the Subsidiary for whom Grantee is employed (or to whom the Grantee is providing services) ceases to be a Subsidiary, and the Grantee is not, following the transaction, an employee of or service provider to the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Grantee’s termination of Service caused by the Grantee being discharged by the entity for whom the Grantee is employed or to whom the Grantee is providing services.

(4)    Except to the extent Section 409A of the Code may be applicable to an Award, and subject to the foregoing paragraphs of this subsection, the Committee shall have discretion to determine if a termination of Service has occurred and the date on which it occurred. In the event that any Award under the Plan constitutes deferred compensation subject to Code Section 409A, the term termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the Bank and Grantee reasonably anticipate that no further services will be performed by the Grantee after the date of the termination of Service (whether as an employee or as an independent contractor) or the level of further services performed will be less than 50% of the average level of bona fide Services in the 36 months immediately preceding the termination of Service. If a Grantee is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Grantee’s Separation from Service.

(5)    With respect to a Grantee who is a Director, a termination of Service as a Director will not be deemed to have occurred if the Grantee continues as a director emeritus or advisory director. With respect to a Grantee who is both an employee and a Director, termination of employment as an employee shall not constitute a termination of Service for purposes of the Plan so long as the Grantee continues to provide Service as a Director or director emeritus or advisory director.

(dd) "Stock Appreciation Right" means a right to receive all or some portion of the increase in the value of shares of Common Stock as provided in Section 7 hereof.

(ee) "Subsidiary" means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(ff) "Ten-Percent Shareholder" means an Eligible Employee, who, at the time an Incentive Stock Option is to be granted to him, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%)

of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary within the meaning of Section 422(b)(6) of the Code.

3. Administration.

(a) The Plan shall be administered by the Committee which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Each member of the Committee shall be a non-employee Director (as defined in Rule 16b-3 of the Exchange Act as it may be amended from time to time). No failure to be so qualified shall invalidate any Option or Award or any action or inaction under the Plan. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Options or the Awards, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time:

(1) to determine those Eligible Employees and Directors to whom Options shall be granted under the Plan and the number of Incentive Stock Options and/or Nonqualified Options to be granted to each Eligible Employee and to prescribe the terms and conditions (which need not be identical) of each Option, including the purchase price per share of each Option;

(2) to select those Eligible Employees and Directors to whom Awards shall be granted under the Plan and to determine the number of shares of Restricted Stock, Restricted Stock Units and/or Stock Appreciation Rights to be granted pursuant to each Award and the amount or value of Cash-Based Awards, the terms and conditions of each Award, including the restrictions or performance criteria relating to such shares, units or rights, the purchase price per share, if any, of Restricted Stock or Restricted Stock Units and whether Stock Appreciation Rights will be granted alone or in conjunction with an Option;

(3) to construe and interpret the Plan and the Options and Awards granted thereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective, and all decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company or a Subsidiary and Grantees;

(4) to determine the duration and purposes for leaves of absence which may be granted to a Grantee without constituting a termination of employment or Service for purposes of the Plan; and

(5) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

Subject to the terms and conditions set forth herein, the Committee may, from time to time, recommend the grant of Options and Awards to the Directors in such numbers and upon such terms as it deems appropriate, but all such grants must be approved by the Company's Board of Directors.

4. Stock Subject to Plan; Individual Award Limits.

(a) The maximum number of Shares that may be issued or transferred pursuant to all Options and Awards under this Plan is 500,000. The maximum number of Shares that may be covered by Options and/or Awards granted to any Director during a single fiscal year shall be limited so that the value of the Options and/or Awards, taken together with any cash fees paid to such Director, in respect of his or her service during such year (including services as a member or chair of any committees of the Board) do not exceed $450,000 in total value (calculating the value of any such Options or Awards based on the grant date fair value for financial reporting purposes). The maximum number of Shares that may be issued or transferred under this plan pursuant to Incentive Stock Options shall be 500,000. Upon a Change in Capitalization after the adoption of this Plan by the Board, the Shares shall be adjusted to the number and kind of Shares of stock or other securities existing after such Change in Capitalization.

(b) The number of Shares covered by an Option or Award under the Plan not delivered to a Participant or beneficiary for any reason, including because (i)  Award is forfeited or canceled, or because a Stock Option is not exercised; (ii) an Option is exercised by using actual or constructive exchange of Shares to pay the Exercise Price; (iii) Shares are withheld to satisfy withholding taxes upon vesting of an Award granted hereunder; or (iv) Shares are withheld to satisfy the exercise price of Options in a net settlement of Options, then the number of Shares available to be issued under the Plan shall be reduced by the gross number of Shares with respect to Option or Award issued rather than by the net number of Shares issued.

5. Eligibility. Subject to the provisions of the Plan, the Committee (or, with respect to Directors, the Board) shall have full and final authority to select those Eligible Employees and Directors who will receive Options and/or Awards, but no person shall receive any Options or Awards unless he or she is an employee of the Company or a Subsidiary, or a Director, at the time the Option or Award is granted.

6. Stock Options. The Committee (or, with respect to Directors, the Board) may grant Options in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. Each Option and Option Agreement shall be subject to the following conditions:

(a) Purchase Price. The purchase price or the manner in which the purchase price is to be determined for Shares under each Option shall be set forth in the Agreement, provided that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share at the time the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder) and under each Nonqualified Stock Option shall not be less than 100% of the Fair Market Value of a Share at the time the Option is granted. Incentive Stock Options cannot be granted to Directors.

(b) Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that (i) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder) and (ii) no Nonqualified Stock Option shall be exercisable after the expiration of ten (10) years and one (1) day from the date it is granted.

(c) Non-Transferability. No Option granted hereunder shall be transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Grantee only by the Grantee or his guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(d) Stock Options; Vesting. Each Option shall be exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee or the Board as set forth in the Option Agreement. Unless otherwise provided in the Agreement, to the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. Upon the death, Disability or Retirement of a Grantee, all Options shall become immediately exercisable, provided, however, that the Committee shall have the authority to grant Options that do not become immediately exercisable in the event of the death, Disability or Retirement of a Grantee by including such provision in the Option Agreement evidencing such Option. Notwithstanding the foregoing, the Committee (or, with respect to Directors, the Board) may accelerate the exercisability of any Option or portion thereof at any time.

(e) Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail (including electronic mail) to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor, as well as for any required tax withholding, and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option and required tax withholding shall be paid in full upon such exercise (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the day of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise; (iii) by a net settlement of the Option, using a portion of the shares of Stock obtained on exercise in payment of the exercise price (and if applicable, any tax withholding); (iv) by personal, certified or cashier’s check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. Any Shares transferred to or withheld by the Company as payment of the purchase price or tax withholding under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Option and the Agreement evidencing any related Stock Appreciation Right to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

(f) Rights of Grantees. No Grantee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the Shares to the Grantee, and (iii) the Grantee's name shall have been entered as a shareholder of record on the books of the Company. Thereupon, the Grantee shall have full voting, dividend and other ownership rights with respect to such Shares.

(g) Termination of Employment. In the event that a Grantee who is not a Director ceases to be employed by the Company or any Subsidiary, any outstanding Options held by such Grantee shall, unless the Option Agreement evidencing such Option provides otherwise, terminate as follows:

(1) If the Grantee's termination of employment is due to his death or Disability, the Options shall become fully vested and shall be exercisable for a period of three years following such termination of employment, and shall thereafter terminate;

(2) If the Grantee's termination of employment is by the Grantee (other than due to the Grantee's Retirement), the Option shall terminate on the date of the termination of employment;

(3) If the termination of employment is due to the Grantee's Retirement, the Option shall become fully vested and shall be exercisable for 90 days (three years for an Option designated initially as a Nonqualified Stock Option); and

(4) If the Grantee's termination of employment is for any other reason, the Option (to the extent exercisable at the time of the Grantee's termination of employment) shall be exercisable for a period of ninety (90) days following such termination of employment, and shall thereafter terminate.

Notwithstanding the foregoing, the Committee may provide, either at the time an Option is granted or thereafter, that the Option may be exercised after the periods provided for in this Section 6(g), but in no event beyond the term of the Option. Notwithstanding anything to the contrary in this Section 6(g), no Option shall be exercisable beyond the term of the Option.

(h) Termination of Service for Directors. Unless otherwise provided in the Option Agreement, upon the termination of a Director's Service as a member of the Board for any reason other than Retirement, Disability, Change in Control or death, the Director's Options shall be exercisable only as to those Shares which were immediately exercisable by the Director at the date of termination. Unless otherwise provided in the Option Agreement, in the event of the death, Retirement or Disability of a Director, all Options held by the Director shall become immediately exercisable; and upon termination of the Director's Service due to or within 12 months after a Change in Control, all Options held by the Director shall become immediately exercisable. Options granted to a Director shall expire and no longer be exercisable upon the earlier of (i) one hundred twenty (120) months following the date of grant, or (ii) three (3) years following the date on which the Director ceases to serve as a Director (for any reason other than Cause).

(i) Prohibition of Cash Buy-Outs of Underwater Options. Under no circumstances will any underwater Options (i.e., an Option with an exercise price as of an applicable date that is greater than the Fair Market Value of the Stock as of the same date) that was granted under the Plan be bought back by the Company without stockholder approval.

(j) Prohibition Against Repricing. Except for adjustment pursuant to Section 13 in connection with a Change in Capitalization and reductions of the exercise price approved by the Company’s stockholders, neither the Committee nor the Board of Directors shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of an Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Award’s in-the-money value or in exchange for Options or other Awards) or replacement grants, or other means.

7. Stock Appreciation Rights. The Committee may, in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same shares covered by the Option (or such lesser number of shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

(a) Time of Grant. A Stock Appreciation Right may be granted:

(i) at any time if unrelated to an Option; or

(ii) if related to an Option, at the time of grant of the Option.

(b) Stock Appreciation Rights Related to an Option.

(1) Payment. A Stock Appreciation Right granted in connection with an Option shall entitle the holder thereof, upon exercise of the Stock Appreciation Right or any portion thereof, to receive payment of an amount computed pursuant to Section 7(b)(3).

(2) Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option.

(3) Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the per Share purchase price under the related Option, by (B) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(4) Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Except as provided in Section 7(b)(5), (A) upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be cancelled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised and (B) upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be cancelled to the extent of the number of Shares as to which the Option is exercised.

(5) Simultaneous Exercise of Stock Appreciation Right and Option. The Committee may provide, either at the time a Stock Appreciation Right is granted in connection with a Nonqualified Stock Option or thereafter during the term of the Stock Appreciation Right, that upon exercise of such Option, the Stock Appreciation Right shall automatically be deemed to be exercised to the extent of the number of Shares as to which the Option is exercised. In such event, the Grantee shall be entitled to receive the amount described in Section 7(b)(3) (or some percentage of such amount if so provided in the Agreement evidencing the Stock Appreciation Right), in addition to the Shares acquired pursuant to the exercise of the Option. The inclusion in an Agreement evidencing a Stock Appreciation Right of a provision described in this Section 7(b)(5) may be in addition to and not in lieu of the right to exercise the Stock Appreciation Right as otherwise provided herein and in the Agreement.

(c) Stock Appreciation Rights Unrelated to an Option. The Committee may grant to Eligible Employees (and the Board may grant to Directors) Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee or the Board shall determine, but in no event shall they have a term of greater than ten (10) years. Upon the death, Disability or Retirement of a Grantee, all Stock Appreciation Rights shall become immediately exercisable provided, however, that the Committee or Board shall have the authority to grant Stock Appreciation Rights that do not become immediately exercisable in the event of the death, Disability or Retirement of a Grantee by including such provision in the Agreement evidencing such Stock Appreciation Right. Unless otherwise provided in the Agreement, upon the death or Disability of a Grantee, the exercisable portion of Stock Appreciation Rights held by that Grantee shall be exercisable for a period of one (1) year following such termination of employment or Service, and shall thereafter terminate; and upon the Retirement of a Grantee, the exercisable portion of Stock Appreciation Rights held by that Grantee shall be exercisable for a period of ninety (90) days following such Retirement, and shall thereafter terminate. The amount payable upon exercise of such Stock Appreciation Rights shall be determined in accordance with Section 7(b)(3), except that "Fair Market Value of a Share on the date of the grant of the Stock Appreciation Right" shall be substituted for "purchase price under the related Option."

(d) Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreements to the Grantee.

(e) Form of Payment. Payment of the amount determined under Sections 7(b)(3) or 7(c), may be made solely in whole shares of Common Stock in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and Shares as the Committee deems advisable. If the Committee decides to make full payment in Shares, and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

(f) Prohibition of Cash Buy-Outs of Underwater Stock Appreciation Rights. Under no circumstances will any underwater Stock Appreciation Rights (i.e., a Stock Appreciation Rights with an exercise price as of an applicable date that is greater than the Fair Market Value of the Stock as of the same date) that was granted under the Plan be bought back by the Company without stockholder approval.

(g) Prohibition Against Repricing. Except for adjustment pursuant to Section 13 in connection with a Change in Capitalization and reductions of the exercise price approved by the Company’s stockholders, neither the Committee nor the Board of Directors shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Award’s in-the-money value or in exchange for Stock Appreciation Rights or other Awards) or replacement grants, or other means.

8. Restricted Stock. The Committee (or, with respect to Directors, the Board) may grant Awards of Restricted Stock which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee or Board may require and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Notwithstanding the foregoing, the Company may in its sole discretion issue Restricted Stock in any other approved format (e.g., electronically or through book-entry format) in order to facilitate the paperless transfer of the Award. In the event Restricted Stock is not issued in certificate form, the Company and its transfer agent shall maintain appropriate bookkeeping entries that evidence Grantees’ ownership of the Awards. Restricted Stock that is not issued in certificate form shall be subject to the same terms and conditions of the Plan as certificated shares, including the restrictions on transferability and the provision of a stock power executed by the Grantee in favor of the Company, until the satisfaction of the conditions to which the Restricted Stock Award is subject.

Awards of Restricted Stock shall be subject to the following terms and provisions:

(a) Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted and the purchase price, if any, is paid by the Grantee; provided, that the Grantee has executed an Agreement evidencing the Award, an Escrow Agreement, appropriate blank stock powers and any other documents which the Committee, in its absolute discretion, may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, an Escrow Agreement or appropriate blank stock powers or shall fail to pay the purchase price, if any, for the Restricted Stock, the Award shall be null and void. Shares issued in connection with a Restricted Stock Award, together with the stock powers, shall be deposited with the Escrow Agent. Except as restricted by the terms of the Agreement, upon the delivery of the Shares to the Escrow Agent, the Grantee shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the shares and to receive, subject to Section 8(d), all dividends or other distributions paid or made with respect to the Shares.

(b) Non-Transferability. Until any restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. Upon the termination of employment of the Grantee, all of such Shares with respect to which restrictions have not lapsed shall be resold by the Grantee to the Company at the same price paid by the Grantee for such Shares or shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company if no purchase price had been paid for such Shares. The Committee may also impose such other restrictions and conditions on the Shares as it deems appropriate.

(c) Lapse of Restrictions.

(1) Restrictions, if any, upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms, conditions and satisfaction of performance criteria as the Committee (or, when applicable, the Board) may determine; provided, however, that the restrictions upon such Shares shall lapse only if the Grantee on the date of such lapse is then and has continuously been an employee of the Company or a Subsidiary (or a member of the Board) from the date the Award was granted, or unless the Committee sets a later date for the lapse of such restrictions.

(2) In the event of termination of employment (or termination of Service as a Director) as a result of death, Disability or Retirement of a Grantee, all restrictions upon Shares of Restricted Stock awarded to such Grantee shall thereupon immediately lapse, provided, however, that the Committee or Board shall have the authority to grant Awards the restrictions on which do not lapse in the event of the termination of employment or Service as a result of the death, Disability or Retirement of a Grantee by including such provision in the Agreement evidencing such Award.

(3) The Committee or Board may also decide at any time in its absolute discretion and on such terms and conditions as it deems appropriate, to remove or modify the restrictions upon Shares of Restricted Stock awarded hereunder.

(d) Treatment of Dividends. No cash dividends shall be paid with respect to any Restricted Stock Awards unless and until the Grantee vests in the underlying share(s) of Restricted Stock.  Upon the vesting of a Restricted Stock Award, any dividends declared but not paid during the vesting period shall be paid within thirty (30) days following the vesting date. Any stock dividends declared on shares of Stock subject to a Restricted Stock Award shall be subject to the same restrictions and shall vest at the same time as the shares of Restricted Stock from which said dividends were derived.  All unvested dividends shall be forfeited by the Grantees to the extent their underlying Restricted Stock Awards are forfeited.

(e) Delivery of Shares. When any restrictions imposed hereunder and in the Plan expire or have been cancelled with respect to one or more shares of Restricted Stock, the Company shall notify the Grantee and the Escrow Agent of same. The Escrow Agent shall then return the certificate covering the Shares of Restricted Stock to the Company and upon receipt of such certificate the Company shall deliver to the Grantee (or such Grantee's legal representative, beneficiary or heir) a certificate for a number of shares of Common Stock, without any legend or restrictions (except those required by any federal or state securities laws), equivalent to the number of Shares of Restricted Stock for which restrictions have been cancelled or have expired (or alternatively, an applicable book entry shall be made for uncertificated Shares). If applicable, a new certificate covering Shares of Restricted Stock previously awarded to the Grantee which remain restricted shall be issued to the Grantee and held by the Escrow Agent and the Agreement, as it relates to such shares, shall remain in effect. Notwithstanding the foregoing, if requested by the Grantee, the Committee or the Board, in its discretion, has the right to cancel Shares of Restricted Stock to be delivered to the Grantee having a Fair Market Value, on the day preceding the date of vesting of the Restricted Stock, equal to the aggregate required tax withholding in connection with such vesting, and to apply the value of such Shares of Restricted Stock as payment for the Grantee's aggregate required tax withholding for the vesting of any Shares of Restricted Stock.

(f) Unrestricted Shares. Notwithstanding anything to the contrary in this Plan, the Committee shall have the right to grant Awards of Restricted Stock to employees of the Company that are not evidenced by an Agreement, which are fully vested as of the grant date of the Award and which do not contain a restrictive legend. The amount of any aggregate Awards under this Section 8(f) shall not exceed 10,000 shares and any individual Award under this Section 8(f) shall not exceed 5 shares.

9. Restricted Stock Units. The Committee (or, with respect to Directors, the Board) may grant Awards of Restricted Stock Units which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee or Board may require. Awards of Restricted Stock Units shall be subject to the following terms and provisions:

(a) Rights of Grantee. Restricted Stock Units granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted and the purchase price, if any, is paid by the Grantee, provided that the Grantee has executed an Agreement evidencing the Award and any other documents which the Committee, in its absolute discretion, may require as a condition to the issuance of such Restricted Stock Units. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Unit Award or shall fail to pay the purchase price, if any, for the Restricted Stock Units, the Award shall be null and void. The Grantee shall not have any of the rights of a shareholder with respect to Restricted Stock Units, subject to Section 9(d).

(b) Non-Transferability. Until any restrictions upon the Restricted Stock Units awarded to a Grantee shall have lapsed in the manner set forth in Section 9(c), such Restricted Stock Units shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated. Upon the termination of employment of the Grantee, all of such Restricted Stock Units with respect to which restrictions have not lapsed shall be forfeited at no cost to the Company if no purchase price had been paid for such Restricted Stock Units. The Committee may also impose such other restrictions and conditions on the Restricted Stock Units as it deems appropriate.

(c) Lapse of Restrictions.

(1) Restrictions upon Restricted Stock Units awarded hereunder shall lapse at such time or times and on such terms, conditions and satisfaction of performance criteria as the Committee (or, when applicable, the Board) may determine; provided, however, that the restrictions upon such Restricted Stock Units shall lapse only if the Grantee on the date of such lapse is then and has continuously been an employee of the Company or a Subsidiary (or a member of the Board) from the date the Award was granted, or unless the Committee sets a later date for the lapse of such restrictions.

(2) In the event of termination of employment (or termination of Service as a Director) as a result of death, Disability or Retirement of a Grantee, all restrictions upon Restricted Stock Units awarded to such Grantee shall thereupon immediately lapse, provided, however, that the Committee or Board shall have the authority to grant Awards of Restricted Stock Units the restrictions on which do not lapse in the event of the termination of employment or Service as a result of the death, Disability or Retirement of a Grantee by including such provision in the Agreement evidencing such Award.

(3) The Committee or Board may also decide at any time in its absolute discretion and on such terms and conditions as it deems appropriate, to remove or modify the restrictions upon Restricted Stock Units awarded hereunder.

(d) Treatment of Cash Dividends. At the time of an Award of Restricted Stock Units, the Committee may, in its discretion, determine to provide the Grantee with the right to receive cash Dividend Equivalents with respect to the Restricted Stock Units subject to the Award, or a specified portion thereof. A "Dividend Equivalent" is an amount equal to the cash dividend payable per Share, if any, multiplied by the number of Shares then underlying the Award with respect to any cash dividends declared or paid by the Company while the Award is outstanding. Any such Dividend Equivalents shall be credited to the Grantee at the time the Company pays any cash dividend on its Shares. Until such time as the Dividend Equivalents vest or are forfeited, interest may be credited on the amount of such Dividend Equivalents held by the Company for the account of the Grantee from time to time at such rate per annum as the Committee, in its discretion, may determine. Any Dividend Equivalents credited to the Grantee shall vest at the same time as the underlying Restricted Stock Units, and payment of credited Dividend Equivalents, together with any interest accrued thereon, shall be made at the time when the underlying Restricted

Stock Units convert to Shares. In the event any Restricted Stock Units are forfeited under Section 9(c) hereof, any Dividend Equivalents credited to Grantee with respect to such forfeited Restricted Stock Units and any interest accrued thereon shall be forfeited to the Company, and the Grantee shall have no rights and the Company shall have no liability as to such Dividend Equivalents or interest.

(e) Delivery of Shares. When the restrictions imposed hereunder and in the Plan expire or have been cancelled with respect to one or more of the Restricted Stock Units granted under the Plan, the Company shall notify the Grantee of same. The Company shall then deliver to the Grantee (or such Grantee's legal representative, beneficiary or heir) a certificate for a number of Shares, without any legend or restrictions (except those required by any federal or state securities laws), equivalent to the number of Restricted Stock Units for which restrictions have been cancelled or have expired (or alternatively, an applicable book entry shall be made for uncertificated Shares). Notwithstanding the foregoing, if requested by the Grantee, the Committee or the Board, in its discretion, has the right to cancel Shares to be delivered to the Grantee having a Fair Market Value, on the day preceding the date of vesting of the Restricted Stock Units, equal to the aggregate required tax withholding in connection with such vesting, and to apply the value of such Shares as payment for the Grantee's aggregate required tax withholding for the vesting of any Restricted Stock Units.

(f) Compliance with Section 409A of the Code. Restricted Stock Units are intended to comply with Section 409A of the Code and provisions of the Plan and Awards shall be interpreted in a manner intended to be consistent with Section 409A.

10. Cash-Based Awards. The Committee is hereby authorized to grant Cash-Based Awards to Grantees denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Each such Cash-Based Award shall specify a payment amount, payment range or a value determined with respect to the Fair Market Value of the Shares, as determined by the Committee. The Committee may designate Cash-Based Awards as "performance-based compensation" by conditioning the Award or the lapse of restrictions on the achievement of performance goals in accordance with Section 11(a). The Committee is authorized at any time during or after a Performance Period to exercise negative discretion to reduce or eliminate a Cash-Based Award of any Grantee for any reason in its discretion, including, without limitation, changes in the position or duties of any Grantee with the Company or any Subsidiary during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise.

11. Performance Goals

(a) If, at the time of grant, the Committee intends a Restricted Stock Award, Restricted Stock Unit Award or Cash-Based Award to qualify as " performance-based compensation", the Committee may establish performance goals for the applicable Performance Period. Such performance goals may be based on one or more of the criteria described in Section 11(b). "Performance Period" means the period selected by the Committee during which performance is measured for purpose of determining the extent to which an award of Restricted Stock, Restricted Stock Units or a Cash-Based Award has been earned.

(b) A performance goal described in Section 11(a) shall be based on one or more of the following criteria: earnings, earnings growth, earnings per share, stock price (including growth measures and total shareholder return), improvement of financial ratings, internal rate of return, market share, cash flow, operating income, operating margin, net profit after tax, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, gross profit, operating profit, cash generation, revenues, asset quality, return on equity, return on assets, return on operating assets, cost saving levels, efficiency ratio, net income, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, book value or tangible book value, or shareholder return. The performance goals may be described in terms of objectives that are related to the individual Grantee or objectives that are Company-wide or related to a Subsidiary, division, department, region, branch, function or business unit and may, but need not be, measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, branch, function or business unit) or measured relative to selected peer companies or a market index. Any performance goals that are financial metrics, may be determined in accordance with Generally Accepted Accounting Principles ("GAAP"), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Committee may establish performance goals based on any other performance criteria it deems appropriate.

(c) When the Committee determines whether a performance goal has been satisfied for any period, the Committee may include or exclude unusual, infrequently occurring or non-recurring charges, asset write downs, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition or disposition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions.

(d) If the Committee determines that a performance goal has been satisfied, the Committee shall certify that the goal has been satisfied.

12. Effect of a Change in Control. Notwithstanding anything herein to the contrary (with the exception of Section 6(h)), the provisions of this Section 12 shall apply in the case of a Change in Control of the Company, unless otherwise provided by the Committee in the Agreement and as supplemented by Section 14.

(a) Awards Assumed or Substituted by Surviving Entity. With respect to Options and Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Grantee's employment is terminated without Cause or the Grantee resigns for Good Reason, then (i) all of the Grantee's outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable and shall remain exercisable for three years following such termination, provided no Option or Stock Appreciation Right shall be exercisable beyond the term of the Option or Stock Appreciation Right, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) unless otherwise provided in the Agreement, the payout level under all of the Grantee's performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the target level, or at a level in excess of target in the Committee's discretion, and there shall be a pro rata payout to such Grantee within sixty (60) days following the date of termination of employment based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award or Option, a Grantee shall not be considered to have resigned for Good Reason unless either (i) the Agreement provides for a Good Reason termination or (ii) the Grantee is party to an employment, severance or similar agreement with the Company or a Subsidiary that includes provisions in which the Grantee is permitted to resign for Good Reason. To the extent that this provision causes Incentive Stock Options to no longer satisfy the requirements of Code Section 422, the affected Options shall be deemed to be Nonqualified Stock Options.

(b) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Options or Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control: (i) outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) unless otherwise provided in the Agreement, the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the target level, or at a level in excess of target in the Committee's discretion, and there shall be a pro rata payout to Grantees within sixty (60) days following the Change in Control based upon the length of time within the performance period that has elapsed prior to the Change in Control. To the extent that this provision causes Incentive Stock Options to no longer satisfy the requirements of Code Section 422, the affected Options shall be deemed to be Nonqualified Stock Options.

(c) Definitions.

(1) A surviving entity will be deemed to have "assumed by the surviving entity or otherwise equitably converted or substituted" an Award or Option under this Plan if the surviving entity substitutes an Award or Option under this Plan or an award or stock option under a plan of the surviving entity having equivalent value to and terms and conditions no less favorable than the original Award or Option, or otherwise assumes the obligations under and/or equitably adjusts such original Award or Option. The Committee or the Board shall have sole authority to determine whether the proposed assumption of an Award or Option by a surviving entity meets the requirements listed in this Section 12(c)(1).

(2) "Good Reason" (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, severance or similar agreement, if any, between a Grantee and the Company or a Subsidiary; provided, however, if there is no such employment, severance or similar agreement in which such term is defined, "Good Reason" shall have the meaning, if any, given such term in the applicable Agreement. If not defined in either such document, the term "Good Reason" as used herein shall not apply to a particular Award.

13. Adjustment Upon Changes in Capitalization.

(a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to the maximum number and class of shares of stock with respect to which Options or Awards may be granted under the Plan, the number and class of shares as to which Options or Awards have been granted under the Plan, and the purchase price therefor, if applicable.

(b) Any such adjustment in the Shares or other securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

(c) If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to new, additional or different shares of stock or securities, such new additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares or units pursuant to the Award prior to such Change in Capitalization.

14. Effect of Certain Transactions. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, consolidation, reorganization, recapitalization, combination or exchange of shares, liquidation or dissolution, sale or disposition of all or substantially all of the Company's assets, or any Change in Capitalization), the Committee may, in its sole discretion, notwithstanding Section 12 hereunder, provide (i) that Options or Awards will be settled in cash rather than stock or in unrestricted shares of stock of the surviving entity, (ii) that Options or Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will be cancelled after a designated period of time to the extent not then exercised, (iii) that Options or Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Options or Awards may be settled by payment in cash or cash equivalents equal to the excess of the fair market value of the underlying stock, as of a specified date associated with the transaction (or the per share transaction price), over the exercise or base price of the Option or Award and those Options or Awards not eligible for payment shall be cancelled, (v) that performance targets and performance periods for performance-based Awards and Options will be modified, or (vi) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different Grantees whether or not such Grantees are similarly situated.

15. Termination and Amendment of the Plan. The Plan shall terminate on the day preceding the tenth anniversary of its effective date and no Option or Award may be granted thereafter. The Board may sooner terminate or amend the Plan at any time, and from time to time; provided, however, that, except as provided in Sections 13 and 14 hereof, no amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law and regulations at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, where approval of such amendment is required under applicable laws, policies or regulations or applicable listing or other requirements of the national securities exchange upon which the Shares are then listed, including amendments that will:

(a) increase the number of Shares as to which Options or Awards may be granted under the Plan;

(b) change the class of persons eligible to participate in the Plan; or

(c) materially extend the term of the Plan.

Except as otherwise provided herein, rights and obligations under any Option or Award granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the Grantee.

16. Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17. Limitation of Liability. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee or the Board;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) limit in any way the right of the Company to terminate the employment or service of any person at any time; or

(d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person in any particular position at any particular rate of compensation or for any particular period of time.

18. Regulations and Other Approvals; Governing Law.

(a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New Jersey without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(b) The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c) The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act (as amended from time to time) and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith to the extent necessary. Any provisions inconsistent with such Rule or Section shall be inoperative but shall not affect the validity of the Plan or any grants thereunder.

(d) Except as otherwise provided in Section 15, the Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Employees granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

(e) Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions unacceptable to the Committee.

(f) In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulations thereunder, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares (including upon exercise of an Option), to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution.

19. Miscellaneous.

(a) Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Employee during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Employee. The grant of multiple Options and/or Awards may be evidenced by a single Agreement or multiple Agreements, as determined by the Committee.

(b) Withholding of Taxes. The Company shall have the right to deduct from any distribution of cash to any Grantee an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to the vesting or exercise of an Option or Award, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the minimum amount required to be withheld. To the extent determined by the Committee or specified in an Agreement and no adverse accounting consequences are triggered under FASB ASC Topic 718 or its successor and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity, a Grantee shall have the ability to direct the Company to satisfy up to his or her highest marginal tax rate of required federal, state and local withholding by, (i) with respect to an Option or Stock Appreciation Right, reducing the number of shares of Stock subject to the Option or Stock Appreciation Right (without issuance of such shares of Stock to the Option holder) by the number equal to the quotient of (a) the total maximum amount of tax withholding divided by (b) the excess of the Fair Market Value of a share of Stock on the exercise date over the exercise price per share of Stock; and (ii) with respect to Restricted Stock Awards and Restricted Stock Units, withholding a number of shares (based on the Fair Market Value on the vesting date) otherwise vesting that would satisfy the maximum amount of tax withholding.  Provided there are no adverse accounting consequences to the Company (a requirement to have liability classification of an award under FASB ASC Topic 718 is an adverse consequence), a Grantee who is not required to have taxes withheld may require the Company to withhold in accordance with the preceding sentence as if the Award were subject to tax withholding requirements.

(c) Designation of Beneficiary. Each Grantee may, with the consent of the Committee, designate a person or persons to receive in the event of his/her death, any Option or Award or any amount payable pursuant thereto, to which he/she would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Grantee fails effectively to designate a beneficiary, then his/her estate will be deemed to be the beneficiary.

(d) Section 409A Compliance. The Plan is intended to be administered and interpreted in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Grantees in the Plan of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company, the Board nor the Committee shall have any liability to any person in the event Section 409A applies to any such Award or Option in a manner that results in adverse tax consequences for the Grantee or any of his/her beneficiaries or transferees.

(e) Recoupment. To the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, Options and Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

(f) Vesting of Awards.  The Committee shall specify the vesting schedule or conditions of each Option and Award. Notwithstanding any other provision of the Plan to the contrary, Options and Awards granted under the Plan shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Awards to non-employee Directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 13); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award or acceleration in the event of death, Disability or a Change in Control in the terms of the Agreement or otherwise.

20. Effective Date. The effective date of the Plan shall be the date on which the Plan is approved by the Company’s stockholders.

01 - Carmen M. Bowser 04 - Richard Daingerfield 07 - Steven A. Kass 02 - Dr. Susan A. Cole 05 - Edward A. Gramigna, Jr. 08 - Douglas L. Kennedy 03 - Anthony J. Consi, II 06 - Peter D. Horst 09 - F. Duffield Meyercord For Withhold For Withhold For Withhold 1 U P X 10 - Patrick J. Mullen 11 - Philip W. Smith, III 12 - Tony Spinelli 13 - Beth Welsh Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03EOFD + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals A 2, 3, and 4. 2. To approve, on a non-binding basis, the compensation of the Company’s named executive officers. 3. To approve the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (to replace the 2012 Plan which expires in early 2022). 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain 4. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/PGC or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PGC Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Peapack Gladstone financial corporation Vote 01 - Carmen M. Bowser 04 - Richard Daingerfield 07 - Steven A. Kass 02 - Dr. Susan A. Cole 05 - Edward A. Gramigna, Jr. 08 - Douglas L. Kennedy 03 - Anthony J. Consi, II 06 - Peter D. Horst 09 - F. Duffield Meyercord For Withhold For Withhold For Withhold 1 U P X 10 - Patrick J. Mullen 11 - Philip W. Smith, III 12 - Tony Spinelli 13 - Beth Welsh Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03EOGC + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals A 2, 3, and 4. 2. To approve, on a non-binding basis, the compensation of the Company’s named executive officers. 3. To approve the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (to replace the 2012 Plan which expires in early 2022). 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain 4. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2021 Richard Daingerfield, Philip W. Smith, III, Beth Welsh, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation to be held on May 4, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all the nominees listed and FOR items 2, 3, and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Peapack-Gladstone Financial Corporation qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/PGC

Step 1: Go to www.envisionreports.com/PGC. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. www.envisionreports.com/PGC Online Go to www.envisionreports.com/PGC or scan the QR code — login details are located in the shaded bar below. The Sample Company Shareholder Meeting Notice 03EOHD + + Important Notice Regarding the Availability of Proxy Materials for the Peapack-Gladstone Financial Corporation Shareholder Meeting to be Held on Tuesday, May 4, 2021. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2021 Proxy Statement and the 2020 Form 10-K are available at: Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 20, 2021 to facilitate timely delivery. 2 N O T Easy Online Access — View your proxy materials and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares.

Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. — Internet – Go to www.envisionreports.com/PGC. Click Cast Your Vote or Request Materials. — Phone – Call us free of charge at 1-866-641-4276. — Email – Send an email to investorvote@computershare.com with “Peapack-Gladstone Financial Corporation” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 20, 2021. The Peapack-Gladstone Financial Corporation Shareholder Meeting will be conducted solely online via live webcast. You will be able to virtually attend and participate in the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting: www.meetingcenter.io/203672367 on Tuesday, May 4, 2021 at 10:00am Eastern Time as described in our proxy statement. The password for the meeting is: PGC2021 If you plan to virtually attend and participate in the PGFC Annual Meeting, please retain these documents that contain your control number, which will be required for you to access the meeting as a shareholder. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4: 1. Election of Directors: 01 - Carmen M. Bowser 02 - Dr. Susan A. Cole 03 - Anthony J. Consi, II 04 - Richard Daingerfield 05 - Edward A. Gramigna, Jr. 06 - Peter D. Horst 07 - Steven A. Kass 08 - Douglas L. Kennedy 09 - F. Duffield Meyercord 10 - Patrick J. Mullen 11 - Philip W. Smith, III 12 - Tony Spinelli 13 - Beth Welsh 2. To approve, on a non-binding basis, the compensation of the Company’s named executive officers. 3. To approve the Peapack-Gladstone Financial Corporation 2021 Long-Term Incentive Plan (to replace the 2012 Plan which expires in early 2022). 4. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. Shareholder Meeting Notice